Exhibit 10.2

LEASE AND LEASE AGREEMENT

Between

SCV Partners

The Landlord

And

Bio-Technology General Corp.

The Tenant

For Leased Premises In

One Tower Center

East Brunswick, New Jersey

June 11, 2002

Prepared by:

Edward D. Penn, Esq.

Boston Properties

302 Carnegie Center

Princeton, New Jersey 08540

TABLE OF CONTENTS

1	Definitions
2	Lease of the Leased Premises
3	Rent
4	Term
5	Preparation of the Leased Premises
6	Options
7	Use and Occupancy
8	Utilities, Services, Maintenance and Repairs
9	Allocation of the Expense of Utilities, Services, Maintenance, Repairs and Taxes
10	Computation and Payment of Allocated Expenses of Utilities, Services, Maintenance, Repairs, Taxes and Capital Expenditures
11	Leasehold Improvements, Fixtures and Trade Fixtures
12	Alterations, Improvements and Other Modifications by the Tenant
13	Landlord’s Rights of Entry and Access
14	Liabilities and Insurance Obligations
15	Casualty Damage to Building or Leased Premises
16	Condemnation
17	Assignment or Subletting by Tenant
18	Signs, Displays and Advertising
19	Quiet Enjoyment
20	Relocation
21	Surrender
22	Events of Default
23	Rights and Remedies
24	Termination of the Term
25	Mortgage and Underlying Lease Priority
26	Transfer by Landlord
27	Indemnification
28	Parties’ Liability
29	Security Deposit
30	Representations
31	Reservation in Favor of Tenant
32	Tenant’s Certificates and Mortgagee Notice Requirements
33	Appraisal, Waiver of Jury Trial and Arbitration
34	Severability
35	Notices
36	Captions
37	Counterparts
38	Applicable Law
39	Exclusive Benefit
40	Successors
41	Amendments
42	Waiver
43	Course of Performance
44	Landlord’s Concessions

i

TABLE OF EXHIBITS

Exhibit
Leased Premises Floor Space Diagram	A
Property Description	B
Building Description	C
Building Rules and Regulations	D
Definitions and Index of Definitions	E
Janitorial Services Description	F
Tenant’s Certificate	G

ii

LEASE AND LEASE AGREEMENT, dated as of June 11, 2002, between SCV Partners, a New Jersey general partnership, with offices c/o Boston Properties at 302 Carnegie Center, Princeton, New Jersey 08540 (the “Landlord”), and Bio-Technology General Corp., a Delaware corporation, with its principal office at 70 Wood Avenue South, Iselin, New Jersey 08830 (the “Tenant”).

Subject to all the terms and conditions set forth below, the Landlord and the Tenant hereby agree as follows:

1  Definitions.  Certain terms and phrases used in this Agreement (generally those whose first letters are capitalized) are defined in Exhibit E attached hereto and, as used in this Agreement, they shall have the respective meanings assigned or referred to in that exhibit.

2  Lease of the Leased Premises.

2.1  The Landlord shall, and hereby does, lease to the Tenant, and the Tenant shall, and hereby does, accept and lease from the Landlord, the Initial Leased Premises during the Term. The Initial Leased Premises consist of 53,340 square feet of gross rentable floor space on the twelfth and fourteenth floors of One Tower Center, as more fully described in the definition of Leased Premises set forth in Exhibit E attached hereto.

2.2  The Landlord shall lease to the Tenant, and the Tenant shall accept and lease from the Landlord, any Additional Leased Premises from the respective commencement date thereof for the term provided in subsection 44.3 of this Agreement.

2.3  The Landlord shall, and hereby does, grant to the Tenant, and the Tenant shall, and hereby does, accept from the Landlord, the non-exclusive right to use the Common Facilities during the Term for itself, its employees, other agents and Guests in common with the Landlord, any tenants of Other Leased Premises, any of their respective employees, other agents and guests and such other persons as the Landlord may, in the Landlord’s sole discretion, determine from time to time.

3  Rent.

3.1  The Tenant shall punctually pay the Rent for the Leased Premises for the Term to the Landlord in the amounts and at the times set forth below, without bill or other demand and without any offset, deduction or, except as may be otherwise specifically set forth in this Agreement, abatement whatsoever.

3.2  The Basic Rent for the Initial Leased Premises during

the Initial Term shall be at the rate per year set forth below:

Period	Annual Rental Rate

One Hundred Fifty (150) day period immediately Commencement Date	$48,006.00

One Hundred Fifty First (151st) day following Commencement Date through forty first full calendar month following Commencement Date	$1,706,880.00

Forty second full calendar month following Commencement Date through eighty ninth full calendar month following Commencement Date	$1,813,560.00

Ninetieth full calendar month following Commencement Date through one hundred twenty fifth full calendar month following Commencement Date	$1,866,900.00

The annual rate of Basic Rent for the Leased Premises during any Renewal Term shall be calculated as set forth in subsection 6.3 of this Agreement for the respective Renewal Term. The annual rate of Basic Rent applicable to any Additional Leased Premises during the Expiring Term shall be as set forth in subsection 44.3 of this Agreement.

3.3  The Tenant shall punctually pay the applicable Basic Rent in equal monthly installments in advance on the first day of each month during the Term, with the exception of Basic Rent due for the first full calendar month following the end of the one hundred fifty day (150) period immediately subsequent to the Commencement Date and for any period of less than a full calendar month which begins on the one hundred fifty first (151st) day following the Commencement Date and ends on the date immediately prior to said first full calendar month. The Tenant shall pay the Basic Rent for the first full calendar month following the end of the one hundred fifty day (150) period immediately subsequent to the Commencement Date upon execution and delivery of this Agreement. The Tenant shall punctually pay the Basic Rent for any period of less than a full calendar month which begins on the one hundred fifty first (151st) day following the Commencement Date and ends on the date immediately prior to said first full calendar month on the Commencement Date.

3.4  The Basic Rent and the Additional Rent for any period of less than a full calendar month shall be prorated. In the event that any installment of Basic Rent cannot be calculated by the time payment is due, such portion as is then known or calculable shall be then due and payable; and the balance shall be due upon the Landlord’s giving notice to the Tenant of the amount of the balance due.

3.5  The Additional Rent for the Leased Premises during the Term shall be promptly paid by the Tenant in the respective amounts and at the respective times set forth in this Agreement.

3.6  That portion of any amount of Rent or other amount due under this Agreement which is not paid on the day it is first due (or by the fifth day after the day it is first due in the case of the first payment in any period of twelve consecutive calendar months that is not paid on the day it is first due) shall incur a late charge equal to the sum of: (i) five (5%) percent of that portion of any amount of Rent or other amount due under this Agreement which is not paid on the day it is first due and (ii) interest on that portion of any amount of Rent or other amount due under this Agreement which is not paid on the day it is first due at the Base Rate(s) in effect from time to time plus two (2) additional percentage points from the day such portion is first due through the day of receipt thereof by the Landlord. Any such late charge due from the Tenant shall be due immediately.

3.7  Any amount of Rent or other amount which is due upon execution and delivery of this Agreement shall be paid by the Tenant to the Landlord at the Landlord’s office at 302 Carnegie Center, Princeton, New Jersey 08540. Otherwise, the Tenant shall make all payments of Rent or other amounts due under this Agreement to the Landlord by electronic funds (wire) transfer to FleetBoston (Boston, Massachusetts), ABA# 011 000 390, for credit to the account of Boston Properties L.P., account no. 522-38660, or by mail to Boston Properties Limited Partnership, P. O. Box 3557, Boston, Massachusetts 02241-3557. By notice to the Tenant from time to time, the Landlord may change the foregoing payment instructions with regard to amounts not previously paid.

4  Term.

4.1  The Initial Term and the Term shall commence on the Commencement Date and shall continue for ten (10) years and five (5) months from the beginning of the Initial Year, unless sooner terminated in accordance with section 24 of this Agreement.

4.2 Unless the condition contemplated by subsection 4.3 of this Agreement occurs, the Commencement Date shall be the Substantial Completion Date, adjusted to an earlier date to compensate the Landlord for the cumulative number of days of Tenant Delay.

4.3  In the event the Tenant takes possession of or occupies the Initial Leased Premises for the conduct of business earlier than the Substantial Completion Date, the Commencement Date shall be the first date of such earlier taking of possession or occupancy, as adjusted to an earlier date to compensate the Landlord for the cumulative number of days of Tenant Delay.

4.4  Once it is ascertained in accordance with subsections 4.2 and 4.3 of this Agreement, the Landlord shall give prompt notice of the Commencement Date to the Tenant; and if the Tenant does not object thereto by notice given to the Landlord within ten (10) days of the Landlord’s notice, the date set forth in the Landlord’s notice shall thereafter be conclusively presumed to be the Commencement Date.

5  Preparation of the Leased Premises.

5.1  The timely preparation of the Tenant Plan through architects and engineers, licensed in New Jersey, selected by the Tenant shall be the Tenant’s obligation and expense. The Tenant Plan shall be prepared consistently with the Building plans and specifications and the Landlord’s tenant construction specifications in effect. The Tenant shall deliver the complete Tenant Plan to the Landlord not later than the Tenant Plan Due Date. During the fourteen (14) days immediately succeeding the submission of the complete Tenant Plan to the Landlord, the Tenant Plan shall be subject to the Landlord’s and its engineers’ reasonable review, comment, consultation and objection with respect to any lack of consistency with the Building plans and specifications or the Landlord’s tenant construction specifications then in effect, any structural changes to, or any changes in the exterior of, the Building or any portion thereof required thereby, any changes to Systems required thereby, any interface or connection with Systems or any adverse effect upon the functional utility or rental value of the Leased Premises. If the Landlord timely and otherwise properly objects to the Tenant Plan by notice to the Tenant setting forth therein any of the specified reasons in reasonable detail, the Tenant shall have its architects and engineers revise the Tenant Plan and deliver the revised complete Tenant Plan to the Landlord within ten (10) days of the Landlord’s giving timely notice of its objection to the Tenant.

5.2  In the event that the Tenant desires to name a qualified general contractor for the purpose of including it among those invited to bid on the work called for by the Tenant Plan, the Tenant shall, prior to the Tenant Plan Due Date, submit in writing to the Landlord the name, address, telephone number and telefacsimile number of one qualified general contractor active in the Middlesex County, New Jersey area.  As soon as practicable after the receipt by the Landlord of the final Tenant Plan, the Landlord shall solicit bids for the construction of the work called for by the Tenant Plan from at least three general contractors, including the general contractor, if any, timely nominated by the Tenant. The Landlord and the Tenant shall promptly review the bids after receipt. Following bid review and qualification for the Tenant’s Buildout, the Landlord and the

Tenant shall promptly select in a writing the best qualified and quantified general contractor; but if the Landlord and the Tenant are unable to agree upon the selection of the best qualified and quantified general contractor by the end of the bid review and qualification period for the Tenant’s Buildout, the selection of the best qualified and quantified general contractor to be awarded the contract for the Tenant’s Buildout shall be made by the Landlord acting in its sole, reasonable discretion.

5.3  The Landlord shall give notice to the Tenant of the Landlord’s price to the Tenant to perform the Tenant’s Buildout utilizing the Landlord’s general contractor.  The Landlord’s price shall include an amount equal to five (5%) percent of the first one million ($1,000,000.00) dollars and three (3%) percent of the amount in excess of one million ($1,000,000.00) dollars of the Landlord’s general contractor’s aggregate price (which shall include additional costs of any change orders) for the Tenant’s Buildout as the Landlord’s construction supervision fee. Said fee shall not apply to any architectural, design, telecommunications or movable furniture installation fees or costs paid directly by the Tenant to its contractors.  Subject to the terms of Section 44.1 of this Agreement, the Tenant shall pay such price to the Landlord in proportion to the progress of such work, as and when billed by the Landlord at intervals, corresponding to the invoicing by the Landlord’s general contractor, with payment of any remaining final balance due from the Tenant upon substantial completion of such work.

5.4  The Landlord shall cause the selected general contractor selected in accordance with subsection 5.2 of this Agreement to construct the Tenant’s Buildout in accordance with the Tenant Plan in a good and workmanlike manner and in accordance with all applicable building codes. The construction of any changes to the Tenant Plan made by the Tenant shall be an additional expense to the Tenant.  The Landlord shall use reasonable commercial efforts to achieve Substantial Completion of the Tenant’s Buildout by the Target Date.

6  Options.

6.1  If, prior to the date of exercise thereof (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) there shall not have been a History of Recurring Events of Default, the Tenant shall have two (2) options, exercisable exclusively at the time and in the manner set forth below in subsection 6.2 of this Agreement, to extend the Term for one additional period of five years’ duration per each option.  The periods to which these options relate shall respectively commence upon the end of the respective Expiring Term.  Each option shall be defined as an “Option to Renew.”

6.2  In the event the Tenant is interested in exercising the next available Option to Renew, the Tenant shall give timely notice of the Tenant’s interest to the Landlord no earlier than 24, and no later than 17, months prior to the end of the Expiring Term. Within one hundred eighty (180) days of the giving of such notice, the Landlord shall give notice to the Tenant of the Landlord’s quotation of the Market Rental Rate for the Leased Premises during the Renewal Term. In the event the Tenant desires to exercise the next available Option to Renew, the Tenant shall do so exclusively by giving timely notice thereof to the Landlord no later than 15 months prior to the end of the Expiring Term, and indicating in that notice whether or not the Landlord’s quotation of the Market Rental Rate for the Leased Premises during the applicable Renewal Term, as set forth in the Landlord’s notice, is acceptable. In the event the Tenant fails timely to notify the Landlord of its interest in exercising the next available Option to Renew or timely to exercise the next available Option to Renew, the Option to Renew shall thereupon expire.

6.3  The Basic Rent for the Leased Premises during the applicable Renewal Term shall be the Landlord’s quotation of the Market Rental Rate for the Leased Premises during the Renewal Term, as set forth in the Landlord’s notice to the Tenant, unless the Tenant, in the Tenant’s notice contemplated by the third sentence of subsection 6.2 of this Agreement affirmatively indicates that the Landlord’s quotation of the Market Rental Rate set forth in the Landlord’s notice is not acceptable, in which case the Basic Rent for the Leased Premises during the respective Renewal Term shall be the greater of:

6.3.1  the Market Rental Rate as determined in accordance with the procedure described in subsection 33.1 of this Agreement; or

6.3.2  the annual rate of Basic Rent in effect during the last 12 months of the then Expiring Term.

6.4  The Option to Renew may not be exercised by any person other than the Tenant.

7  Use and Occupancy.

7.1  The Tenant shall continuously occupy and use the Leased Premises during the Term exclusively as an office for its bio-pharmaceutical business.

7.2  In connection with the Tenant’s use and occupancy of the Leased Premises and use of the Common Facilities, the Tenant shall observe, and the Tenant shall cause the Tenant’s employees, other agents and Guests to observe, each of the following:

7.2.1  the Tenant shall not do, or permit or suffer the doing of, anything which might have the effect of creating not insignificantly increased risk of, or damage from, fire,

explosion or other casualty;

7.2.2  the Tenant shall not do, or permit or suffer the doing of, anything which would have the effect of (a) increasing any premium for any liability, property, casualty or excess coverage insurance policy otherwise payable by the Landlord or any tenant of Other Leased Premises or (b) making any such types or amounts of insurance coverage unavailable or less available to the Landlord or any tenant of Other Leased Premises;

7.2.3  to the extent they are not inconsistent with this Agreement, the Tenant and the Tenant’s employees, other agents and Guests shall comply with the Building Rules and Regulations attached hereto as Exhibit D, and with any changes made therein by the Landlord if, with respect to any such changes, the Landlord shall have given notice of the particular changes to the Tenant and such changes shall not materially adversely affect the conduct of the Tenant’s business in the Leased Premises;

7.2.4  the Tenant and the Tenant’s employees, other agents and Guests shall not create, permit or continue any Nuisance in or around the Tower Center Complex, the Leased Premises, the Other Leased Premises, the Building, the Common Facilities and the Property;

7.2.5  the Tenant and the Tenant’s employees, other agents and Guests shall not permit the Leased Premises to be regularly occupied by more than one individual per two hundred (200) square feet of usable floor space of the Leased Premises;

7.2.6  the Tenant and the Tenant’s employees, other agents and Guests shall comply with all Federal, state and local statutes, ordinances, rules, regulations and orders as they pertain to the Tenant’s use and occupancy of the Leased Premises, to the conduct of the Tenant’s business and to the use of the Common Facilities, except that this subsection shall not require the Tenant to make any structural or other changes that may be required thereby that are generally applicable to the Building as a whole;

7.2.7  the Tenant and the Tenant’s employees, other agents and Guests shall comply with the requirements of the Board of Fire Underwriters (or successor organization) and of any insurance carriers providing liability, property, casualty or excess insurance coverage regarding the Property, the Building, the Common Facilities or any portions thereof, any other improvements on the Property and the Tower Center Complex, except that this subsection shall not require the Tenant to make any structural changes that may be required thereby that are generally applicable to the Building as a whole;

7.2.8  the Tenant and the Tenant’s employees, other agents and Guests shall not bring or discharge any substance (solid liquid or gaseous), or conduct any activity, in or on the

Tower Center Complex, the Property, the Building, the Common Facilities or the Leased Premises that shall have been identified by the scientific community or by any Federal, state or local statute (including, without limiting the generality of the foregoing, the Spill Compensation and Control Act (58 N.J.S.A. 23.11 et seq.) and the Industrial Site Recovery Act (13 N.J.S.A. 1 K-6 et seq.), as they may be amended), ordinance, rule, regulation or order as toxic or hazardous to health or to the environment;

7.2.9  the Tenant and the Tenant’s employees, other agents and Guests shall not draw electricity in the Leased Premises in excess of the rated capacity of the electrical conductors and safety devices including, without limiting the generality of the foregoing, circuit breakers and fuses, by which electricity is distributed to and throughout the Leased Premises and, without the prior written consent of the Landlord in each instance, shall not connect any fixtures, appliances or equipment to the electrical distribution system serving the Building and the Leased Premises other than typical professional office equipment such as minicomputers, microcomputers, typewriters, copiers, telephone systems, coffee machines and table top microwave ovens, and a dishwasher (provided that the Tenant installs a tankless hot water heater under the counter space within the pantry where the dishwasher is located to provide heated water for such dishwasher) none of which, considered individually and in the aggregate, overall and per fused or circuit breaker protected circuit, shall exceed the above limits;

7.2.10  on a timely basis the Tenant shall pay directly and promptly to the respective taxing authorities any taxes (other than Taxes) charged, assessed or levied exclusively on the Leased Premises or arising exclusively from the Tenant’s use and occupancy of the Leased Premises;

7.2.11  the Tenant shall not initiate any appeal or contest of any assessment or collection of Taxes for any period without, in each instance, the prior written consent of the Landlord which, without being deemed unreasonable, the Landlord may withhold if the Building was not ninety (90%) percent occupied by paying tenants throughout that period or if the Tenant is not joined by tenants of Other Leased Premises that leased throughout that period, and that are then leasing, at least eighty (80%) percent of all Other Leased Premises, determined by their gross rentable floor space; and

7.2.12  the Tenant and the Tenant’s employees, other agents and Guests shall abide by the Landlord’s allocation of spaces in the Parking Facilities among the Tenant and tenants of Other Leased Premises on a pro rata basis, which pro rata allocation the Landlord reserves the right to make.

8  Utilities, Services, Maintenance and Repairs.

8.1  The Landlord shall provide or arrange for the provision of:

8.1.1  such maintenance and repair of the Building (except the Leased Premises and Other Leased Premises); the Common Facilities; and the building standard heating, ventilation and air conditioning systems, any plumbing systems and the electrical systems in the Building, the Common Facilities, the Leased Premises and Other Leased Premises as is customarily provided for first class office buildings in the immediate area;

8.1.2  such janitorial services for the Building, the Leased Premises and Other Leased Premises as are set forth in Exhibit F attached hereto and such garbage removal from the Building and the Common Facilities as is customarily provided for first class office buildings in the immediate area;

8.1.3  water to the Building and, if the appropriate (consistent with section 12 of this Agreement, the Tenant may connect domestic water piping to a location approved by the Landlord within the common core area of the Building for the Tenant’s use within the Leased Premises) plumbing has been installed therein, the Leased Premises and Other Leased Premises;

8.1.4  sewage disposal for the Building;

8.1.5  passenger elevator service for the Building;

8.1.6  snow clearance from, and sweeping of, Parking Facilities and driveways which are part of the Property or the Common Facilities; and

8.1.7  the maintenance of landscaping which is part of the Property or the Common Facilities.

8.2 The Landlord shall provide or arrange for the provision of:

8.2.1  such maintenance and repair of the Leased Premises as is customarily provided for leased premises in first class office buildings in the immediate area, except for refinishing walls and wall treatments, base, ceilings, floor treatments and doors in general from time to time or for gouges, spots, marks, damage or defacement caused by anyone other than the Landlord, its employees and other agents, and except for the Tenant’s furniture, furnishings, equipment including, without limiting the generality of the foregoing, any supplemental air conditioning equipment installed by or at the request of the Tenant at any time, and other property;

8.2.2  such maintenance and repair of the Other Leased Premises as is customarily provided for leased premises in first class office buildings in the immediate area, except for refinishing walls and wall treatments, base, ceilings, floor treatments and doors in general from time to time or for gouges, spots, marks, damage or defacement caused by anyone other than the Landlord, its employees and other agents, and except for the respective tenants’ furniture, furnishings, equipment and other property;

8.2.3  the electricity required for the operation of the Building, the Property and the Common Facilities during Regular Business Hours and, on a reduced service basis, during other than Regular Business Hours, and, at all times, on and after the Commencement Date, seven watts of electrical power per rentable square foot of the Leased Premises (exclusive of electrical power required in the Leased Premises for building standard heating, ventilation and air conditioning purposes, but including on each floor a minimum of 130 KVA transformer capacity at 120/208 variable alternating current and two watts per usable square foot for lighting at 480/277 voltage) for the Leased Premises, and, at all times, the electricity required for Other Leased Premises;

8.2.4  such building standard heat, ventilation and air conditioning for the Building, the Leased Premises and Other Leased Premises as is customarily provided for first class office buildings in the immediate area for the comfortable use of the Building during Regular Business Hours; and

8.2.5  heated water to the Building (except the Leased Premises and Other Leased Premises, unless the appropriate (approved by the Landlord) plumbing, fixtures and hot water heating units have been installed therein); and

8.2.6  during other than Regular Business Hours, upon request faxed by the Tenant to the Landlord during Regular Business Hours or by request delivered to the Landlord’s security desk during other than Regular Business Hours, at least two hours prior to the requested service, the Landlord shall provide heat, ventilation and air conditioning on a full service basis on such day(s) in question at a cost to the Tenant of $65.00 per hour or partial hour of use per floor.

8.3  Except as specifically set forth in subsections 8.1 and 8.2.1 of this Agreement, the Tenant shall maintain and repair the Leased Premises and any equipment above building standard installed by, or at the request of, the Tenant and keep the Leased Premises and the foregoing in as good condition and repair, reasonable wear and use excepted, as the Leased Premises are upon the respective completion of any improvements contemplated by sections 5 or 12 of this Agreement.

9  Allocation of the Expense of Utilities, Services, Maintenance, Repairs and Taxes.

9.1  All Tenant Electric Charges shall be borne by the

Tenant.

9.2  Between the Commencement Date and the end of the No Pass Through Period, the Tenant’s Share of all Operational Expenses and Taxes incurred during such period shall be borne by the Landlord.

9.3  Between the day after the end of the No Pass Through Period and the end of the Term, the Tenant’s Share of Operational Expenses and Taxes incurred during each annual or shorter period ending on (a) December 31 of each year and (b) the end of the Term shall be borne as follows:

9.3.1  the Tenant’s Share of: Operational Expenses and Taxes incurred during each such period of twelve (12) months (or shorter period), up to the amounts of Base Year Operational Expenses and Base Year Taxes, respectively (or proportional amount thereof for periods shorter than twelve (12) months), shall be borne by the Landlord; and

9.3.2  the Tenant’s Share of: the amounts by which Operational Expenses and Taxes incurred during each such period of twelve (12) months (or shorter period) exceed Base Year Operational Expenses and Base Year Taxes, respectively (or proportional amount thereof for periods shorter than twelve (12) months) shall be allocated to, and borne by, the Tenant as more specifically set forth in section 10 of this Agreement.

10  Computation and Payment of Allocated Expenses of Utilities, Services, Maintenance, Repairs, Taxes and Capital Expenditures.

10.1  The Tenant shall promptly pay the following additional amounts to the Landlord at the respective times set forth below:

10.1.1  commencing with the first day after the end of the No Pass Through Period, and on the first day of each month thereafter during the Term, one-twelfth (1/12) of the Tenant’s Share of the amount by which Taxes for the then current calendar year exceeds Base Year Taxes, computed in accordance with subsection 10.5 of this Agreement;

10.1.2  within twenty (20) days of the Landlord’s giving notice to the Tenant after the close of each calendar year closing during the Term, commencing with the first calendar year closing after the close of the No Pass Through Period, and after the end of the Term, the Tenant’s Share of the difference between the Landlord’s previously projected amount of Taxes for such period and the actual amount of Taxes for such period, in either case in excess of Base Year Taxes, computed in accordance with subsection 10.6 of this Agreement (unless such difference is a negative amount, in which case the Landlord shall credit such difference against any amounts next due from the Tenant under subsections 10.1.1 and 10.5 of this Agreement, except to the extent that this Agreement has expired and there are no future amounts due or payable by the Tenant, the Tenant shall be entitled to receive a refund by check for such difference);

10.1.3  commencing with the first day after the end of the No Pass Through Period, and on the first day of each month thereafter during the Term, one-twelfth (1/12) of the Tenant’s Share of the amount by which Operational Expenses for the then current calendar year exceed Base Year Operational Expenses, computed in accordance with subsection 10.7 of this Agreement;

10.1.4  within twenty (20) days of the Landlord’s giving notice to the Tenant after the close of each calendar year closing during the Term, commencing with the first calendar year closing after the close of the No Pass Through Period, and after the end of the Term, the Tenant’s Share of the difference between the Landlord’s previously projected amount of Operational Expenses for such period and the actual amount of Operational Expenses for such period, in either case in excess of Base Year Operational Expenses, computed in accordance with subsection 10.8 of this Agreement (unless such difference is a negative amount, in which case the Landlord shall credit such difference against any amounts next due from the Tenant under subsections 10.1.3 and 10.7 of this Agreement);

10.1.5  commencing with the first day of the first month after the end of the No Pass Through Period, after the Landlord gives any notice contemplated by subsection 10.11 of this Agreement to the Tenant, and continuing on the first day of each month thereafter until the earlier of (a) the end of the Term or (b) the last month of the useful life set forth in the respective notice, one-twelfth (1/12) of the Tenant’s Share of any Annual Amortized Capital Expenditure, computed in accordance with subsection 10.11 of this Agreement;

10.1.6  on the first day of each month during the Term, commencing on the Commencement Date, the monthly Tenant Electric Charges, computed in accordance with subsection 10.12 of this Agreement;

10.1.7  on the first day of each month during the Term, one-twelfth (1/12) of the Tenant’s Share of the Net Utilities  Expenses, computed in accordance with subsection 10.9 of this Agreement;

10.1.8  within twenty (20) days of the Landlord’s giving notice to the Tenant after the close of each calendar year closing during the Term, and after the end of the Term, the Tenant’s Share of the difference between the Landlord’s previously projected amount of Net Utilities Expenses for such period and the actual amount of Net Utilities Expenses for such period, computed in accordance with subsection 10.10 of this Agreement(unless such difference is a negative amount, in which case the Landlord shall credit such difference against any amounts next due from the Tenant under subsections 10.1.7 and

10.9 of this Agreement); and

10.1.9  promptly as and when billed therefor by the Landlord, the amount of any expense which would otherwise fall within the definition of Operational Expenses, but which is specifically paid or incurred by the Landlord for operation and maintenance of the Building, the Common Facilities or the Property outside Regular Business Hours at the specific request of the Tenant or the amount of any expenditure incurred for maintenance or repair of damage to the Building, the Common Facilities, the Property, the Leased Premises or the Other Leased Premises caused directly or indirectly, in whole or in part, by the negligence or intentional act of the Tenant or any of its employees, other agents or Guests.

10.2  “Operational Expenses” means all expenses paid or incurred by the Landlord in connection with the Property, the Building, the Common Facilities and any other improvements on the Property and their operation and maintenance (other than Taxes (which are separately allocated to the Tenant in accordance with subsections 10.1.1 and 10.1.2 of this Agreement), Capital Expenditures (which are separately allocated to the Tenant in accordance with subsection 10.1.5 of this Agreement), Net Utilities Expenses (which are separately allocated to the Tenant in accordance with subsection 10.1.7 and 10.1.8 of this Agreement) and those expenses contemplated by subsections 10.1.6 and 10.1.9 of this Agreement)) including, without limiting the generality of the foregoing:

10.2.1  the expense of providing the services, maintenance and repairs contemplated by subsections 8.1, 8.2.1 and 8.2.2 of this Agreement, whether furnished by the Landlord’s employees or by independent contractors or other agents;

10.2.2  wages, salaries, fees and other compensation and payments and payroll taxes and contributions to any social security, unemployment insurance, welfare, pension or similar fund and payments for other fringe benefits required by law or union agreement (or, if the employees or any of them are not represented by a union, then payments for benefits comparable to those generally required by union agreement in first class office buildings in the immediate area which are unionized) made to or on behalf of any employees of the Landlord performing services rendered in connection with the operation and maintenance of the Building, the Common Facilities and the Property, including, without limiting the generality of the foregoing, elevator operators, elevator starters, window cleaners, porters, janitors, maids, miscellaneous handymen, watchmen, persons engaged in patrolling and protecting the Building, the Common Facilities and the Property, carpenters, engineers, firemen, mechanics, electricians, plumbers, other tradesmen, other persons engaged in the operation and maintenance of the Building, Common Facilities and Property, Building superintendent and assistants, Building manager, and clerical and administrative personnel;

10.2.3  the uniforms of all employees and the cleaning, pressing and repair thereof;

10.2.4  premiums and other charges incurred by the Landlord with respect to all insurance relating to the Building, the Common Facilities and the Property and the operation and maintenance thereof, including, without limitation: property and casualty, fire and extended coverage insurance, including windstorm, flood, hail, explosion, other casualty, riot, rioting attending a strike, civil commotion, aircraft, vehicle and smoke insurance; public liability insurance; elevator, boiler and machinery insurance; excess liability coverage insurance; use and occupancy insurance; workers’ compensation and health, accident, disability and group life insurance for all employees; and casualty rent insurance;

10.2.5  sales and excise taxes and the like upon any Operational Expenses and Capital Expenditures;

10.2.6  management fees of any independent managing agent for the Property, the Building or the Common Facilities; and if there shall be no independent managing agent, or if the managing agent shall be a person affiliated with the Landlord, the management fees that would customarily be charged for the management of the Property, the Building and the Common Facilities by an independent, first class managing agent in the immediate area;

10.2.7  the cost of replacements for tools, supplies and equipment used in the operation, service, maintenance, improvement, inspection, repair and alteration of the Building, the Common Facilities and the Property;

10.2.8  the cost of repainting or otherwise redecorating any part of the Building or the Common Facilities;

10.2.9  decorations for the lobbies and other Common Facilities in the Building;

10.2.10  the cost of telephone service, postage, office supplies, maintenance and repair of office equipment and similar costs related to the operation of the offices of the Building superintendent and manager;

10.2.11  the cost of licenses, permits and similar fees and charges related to operation, repair and maintenance of the Building, the Property and the Common Facilities;

10.2.12  an Allocable Share of service, replacement, repair, maintenance and other charges assessed from time to time by the Tower Center South Condominium Association to the Building; and

10.2.13  any and all other expenditures of the Landlord in connection with the operation, alteration, repair or maintenance of the Property, the Common Facilities or the Building as a first-class office building and facilities in the immediate area which are properly treated as an expense fully deductible as incurred in accordance with generally applied real estate accounting practice.

10.3  “Capital Expenditures” means the following expenditures incurred or paid by the Landlord in connection with the Property, the Building, the Common Facilities and any other improvements on the Property:

10.3.1  all costs and expenses incurred by the Landlord in connection with retro-fitting the entire Building or the Common Facilities, or any portion thereof, to comply with any change in Federal, state or local statute, rule, regulation, order or requirement which change takes effect after the original completion of the Building;

10.3.2  all costs and expenses incurred by the Landlord for replacements (in lieu of further maintenance) of the Property, the Building or the Common Facilities or portions thereof for the purpose of continued operation of the Property, the Building and the Common Facilities as a first class office complex in the immediate area, if the Landlord shall have reasonably projected that the Capital Expenditure to be incurred for the respective replacement item will be less than the cost of projected continuing maintenance of the item to be replaced over the useful life of the replacement item to be installed; and

10.3.3  all costs and expenses incurred by the Landlord in connection with the installation of any energy, labor or other cost saving device or system on the Property or in the Building or the Common Facilities.

10.4 Neither  “Operational Expenses” nor “Capital Expenditures” shall include any of the following:

10.4.1  principal or interest on any mortgage indebtedness on the Property, the Building or any portion thereof;

10.4.2  any capital expenditure, or amortized portion thereof, other than those included in the definition of Capital Expenditures set forth in subsection 10.3 above;

10.4.3  expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by a new tenant or which is not made generally to or for the benefit of the Leased Premises and all Other Leased Premises or generally to the Building or the Common Facilities;

10.4.4  expenditures for repairs or replacements

occasioned by fire or other casualty to the Building or the Common Facilities;

10.4.5  expenditures for repairs, replacements or rebuilding occasioned by any of the events contemplated by section 16 of this Agreement;

10.4.6  expenditures for costs, including advertising, promotion and leasing commissions, incurred in connection with efforts to lease portions of the Building and to procure new tenants for the Building;

10.4.7  expenditures for the salaries and benefits of the executive officers, if any, of the Landlord;

10.4.8  depreciation (as that term is used in the accounting sense in the context of generally applied real estate accounting practice) of the Building, the Common Facilities and any other improvement on the Property;

10.4.9  leasing commissions, attorney’s fees, costs and disbursements and other expenses incurred in connection with leasing, renovating and improving space for tenants or other occupants or prospective tenants of Other Leased Premises;

10.4.10  costs including permit, license and inspection fees incurred in renovating or otherwise improving or decorating, painting or redecorating vacant lease space or lease space for tenants or other occupants of Other Leased Premises;

10.4.11  the Landlord’s cost of any service sold to a tenant or other occupant of Other Leased Premises for which the Landlord is entitled to be reimbursed entirely by such tenant or other occupant as an additional charge or additional rent over and above the basic rent and escalations payable under the lease with such tenant or other occupant;

10.4.12  expenses in connection with services or other benefits of a type that the Landlord is not obligated to provide to the Tenant but which the Landlord is obligated to provide to a tenant or other occupant of Other Leased Premises;

10.4.13  costs incurred by the Landlord due to the violation by the Landlord of any the terms and conditions of this Agreement or any other lease with a tenant of Other Leased Premises; and

10.4.14  overhead and profit increments paid to subsidiaries or affiliates of the Landlord for supplies or other materials, to the extent that the cost of the supplies or materials exceed the cost that would have been paid had the supplies or materials been provided by unaffiliated parties on a competitive basis.

10.5  As soon as practicable after the close of the No Pass Through Period and December 31 of each year thereafter, any portion of which is during the Term, the Landlord shall furnish the Tenant with a notice setting forth:

10.5.1  Taxes billed, or if a bill has not then been received for the entire period, the Landlord’s projection of Taxes to be billed, for the then current calendar year;

10.5.2  the amount of Base Year Taxes;

10.5.3  the amount, if any, by which item 10.5.1 above exceeds item 10.5.2 above; and

10.5.4  the Tenant’s Share of item 10.5.3 above.

10.6  As soon as practicable after December 31 of each year during the Term and after the end of the Term, the Landlord shall furnish the Tenant with a notice setting forth:

10.6.1  the actual amount of Taxes for the preceding calendar year in excess of Base Year Taxes (or proportional amount thereof for shorter periods during the Term);

10.6.2  the Landlord’s previously projected amount of Taxes for the preceding calendar year in excess of Base Year Taxes (or proportional amount thereof for shorter periods during the Term);

10.6.3  the difference obtained by subtracting item 10.6.2 above from item 10.6.1 above; and

10.6.4  the Tenant’s Share of item 10.6.3 above.

10.7  As soon as practicable after the close of the No Pass Through Period and December 31 of each year thereafter, any portion of which is during the Term, the Landlord shall furnish the Tenant with a notice setting forth:

10.7.1  the Landlord’s projection of annual Operational Expenses for the current period (if any portion thereof is during the Term);

10.7.2  the amount of the Base Year Operational Expenses;

10.7.3 the amount, if any, by which item 10.7.1 above exceeds item 10.7.2 above; and

10.7.4 the Tenant’s Share of item 10.7.3 above.

10.8  As soon as practicable after December 31 of each year during the Term and after the end of the Term, the Landlord shall furnish the Tenant with a notice setting forth:

10.8.1  the actual amount of Operational Expenses for the preceding calendar year in excess of Base Year Operational Expenses (or proportional amount thereof for shorter periods during the Term);

10.8.2  the Landlord’s previously projected amount of Operational Expenses for the preceding calendar year in excess of Base Year Operational Expenses (or proportional amount thereof for shorter periods during the Term);

10.8.3  the difference obtained by subtracting item 10.8.2 above from item 10.8.1 above; and

10.8.4  the Tenant’s Share of item 10.8.3 above.

10.9  As soon as practicable after the date of this Agreement and December 31 of each year thereafter, any portion of which is during the Term, the Landlord shall furnish the Tenant with a notice setting forth:

10.9.1  the Landlord’s projection of annual Net Utilities Expenses for the current period (if any portion thereof is during the Term); and

10.9.2  the Tenant’s Share of item 10.9.1 above.

10.10  As soon as practicable after December 31 of each year during the Term and after the end of the Term, the Landlord shall furnish the Tenant with a notice setting forth:

10.10.1  the actual amount of Net Utilities Expenses for the preceding calendar year (or proportional amount thereof for shorter periods during the Term);

10.10.2  the Landlord’s previously projected amount of Net Utilities Expenses for the preceding calendar year (or proportional amount thereof for shorter periods during the Term);

10.10.3  the difference obtained by subtracting item 10.10.2 above from item 10.10.1 above; and

10.10.4  the Tenant’s Share of item 10.10.3 above.

10.11  As soon as practicable after incurring any Capital Expenditure, the Landlord shall furnish the Tenant with a notice setting forth:

10.11.1  a description of the Capital Expenditure and the subject thereof;

10.11.2  the date the subject of the respective Capital Expenditure was first placed into service and the period of useful life selected by the Landlord in connection with the determination of the Annual Amortized Capital Expenditure;

10.11.3  the amount of the Annual Amortized Capital Expenditure; and

10.11.4  the Tenant’s Share of item 10.11.3 above.

10.12  Tenant Electric Charges shall be initially charged at the rate of $1.35 per rentable square foot per year.  From time to time, whenever the Landlord’s estimate of Tenant Electric Charges changes, the Landlord shall furnish the Tenant with a notice setting forth its estimate of Tenant Electric Charges per month. Unless the Tenant desires to question the Landlord’s then most recent estimate of Tenant Electric Charges exclusively in the manner set forth below, the Landlord’s then most recent estimate shall be binding and shall continue in effect until any question raised by the Tenant is otherwise resolved in accordance with this subsection 10.12 of this Agreement.  If the Tenant desires to question the Landlord’s estimate of Tenant Electric Charges, provided that the Tenant has completed its initial build-out of the Leased Premises, has fully staffed the Leased Premises and is utilizing such quantity of utility service which the Tenant reasonably projects will be the average quantity of utility service which the Tenant will use throughout the Term, the Tenant shall give notice to the Landlord of its desire. Upon receipt of the Tenant’s notice, the Landlord shall obtain, at the Tenant’s expense, a reputable, independent electrical engineer’s formal written estimate and computation of the Tenant Electric Charges. The engineer’s estimate and computation of Tenant Electric Charges shall thereupon control for a twelve (12) month period commencing with the date as of which it is given effect as to Tenant Electric Charges, and until the Landlord furnishes the Tenant with a subsequent notice setting forth its estimate of Tenant Electric Charges per month, except to the extent that the Landlord may increase them in proportion to increases in Net Utilities Expenses during the same period. Consistent with its obligations under section 12 of this Agreement and at its sole cost and expense, the Tenant may install and maintain a sub-meter to measure all the electricity consumed in the Leased Premises for all purposes other than for heating, ventilation or air conditioning and ceiling lighting.  The sub-meter must be capable of providing readings of peak, intermediate peak and off-peak levels of electrical usage.  If the Tenant installs and maintains such a sub-meter, Tenant Electric Charges shall thereafter cease to be based on the Landlord’s estimate of same and thereafter be equal to the product of the Tenant’s actual usage as sub-metered and read, at the sole cost and expense of the Tenant, by an independent monitoring company reasonably approved by the Landlord, and the Electric Charges (at such reasonable rates as shall be, from time to time, furnished by the Landlord) per unit of measurement of the sub-meter.  The Tenant shall cause such monitoring company to furnish a report of such readings to the Landlord within ten (10) days after the end of each monthly billing period (of the utility company) during the Term.

10.13  Within sixty (60) days after the Landlord gives any notice enumerated in subsections 10.5 through 10.12 of this Agreement, the Tenant or the Tenant’s authorized agent, upon one week’s prior notice to the Landlord, may inspect the Landlord’s books and records, as they pertain to the particular expense in question, at the Landlord’s office regarding the subject of any such notice to verify the amount(s) and calculation(s) thereof. After payment of its Tenant’s Share of the respective item for any period in accordance with the provisions of section 10 of this Agreement, no further inspection or review shall be conducted regarding Operational Expenses, Taxes, Capital Expenditures, Base Year Operational Expenses or Base Year Taxes except with respect to items and periods which may have been timely and otherwise properly questioned within the sixty (60) day period.  No inspection or review shall be conducted by any agent of the Tenant engaged, in whole or in part, on a contingent fee basis; and if any inspection or review is conducted, the Landlord shall have the right to verify that the provisions of this prohibition have been satisfied in each instance.

10.14  The mere enumeration of an item within the definitions of Operational Expenses and Capital Expenditures in subsections 10.2 and 10.3 of this Agreement, respectively, shall not be deemed to create an obligation on the part of the Landlord to provide such item unless the Landlord is affirmatively required to provide such item elsewhere in this Agreement.

11  Leasehold Improvements, Fixtures and Trade Fixtures. All leasehold improvements to the Leased Premises, fixtures installed in the Leased Premises and the blinds and floor treatments or coverings shall be the property of the Landlord, regardless of when, by which party or at which party’s cost the item is installed. Movable furniture, furnishings, trade fixtures and equipment of the Tenant which are in the Leased Premises shall be the property of the Tenant, except as may otherwise be set forth in section 23 of this Agreement.

12  Alterations, Improvements and Other Modifications by the Tenant.

12.1  The Tenant shall not make any alterations, improvements or other modifications to the Leased Premises which effect structural changes in the Building or any portion thereof, change the functional utility or rental value of the Leased Premises or, except as may be contemplated by section 5 of this Agreement prior to the Commencement Date, affect the mechanical, electrical, plumbing or other systems installed in the Building or the Leased Premises.

12.2  The Tenant shall not make any alterations, improvements or modifications to the Leased Premises, the Building or the Property or make any boring in the ceiling, walls or floor of the Leased Premises or the Building unless the Tenant shall have first:

12.2.1  furnished to the Landlord detailed, New Jersey architect-certified construction drawings, construction specifications and, if they pertain in any way to the heating, ventilation and air conditioning or other systems of the Building, related engineering design work and specifications regarding, the proposed alterations, improvements or other modifications, and paid the Landlord a drawings, specifications and design review fee equal to ten (10%) percent of the reasonably estimated cost of the work and, during the course of the work, an inspection fee equal to five (5%) percent of the reasonably estimated cost of the work;

12.2.2  not received a notice from the Landlord reasonably objecting thereto in any respect within fifteen (15) days of the furnishing thereof (which shall not be deemed the Landlord’s affirmative consent for any purpose);

12.2.3  obtained any necessary or appropriate building permits or other approvals from the Municipality and, if such permits or other approvals are conditional, satisfied all conditions to the satisfaction of the Municipality; and

12.2.4  met, and continued to meet, all the following conditions with regard to any contractors selected by the Tenant and any subcontractors, including materialmen, in turn selected by any of them:

12.2.4.1  the Tenant shall have sole responsibility for payment of, and shall pay, such contractors;

12.2.4.2  the Tenant shall have sole responsibility for coordinating, and shall coordinate, the work to be supplied or performed by such contractors, both among themselves and with any contractors selected by the Landlord;

12.2.4.3  the Tenant shall not permit or suffer the filing of any mechanic’s notice of intention or other lien or prospective lien by any such contractor or subcontractor with respect to the Property, the Common Facilities, the Building or any other improvements on the Property; and if any of the foregoing should be filed by any such contractor or subcontractor, the Tenant shall forthwith obtain and file the complete discharge and release thereof or provide such payment bond(s) from a reputable, financially sound institutional surety as will, in the opinions of the Landlord, the holders of any mortgage indebtedness on, or other interest in, the Property, the Building, the Common Facilities or any other improvements on the Property, or any portions thereof, and their respective title insurers, be adequate to assure the complete discharge and release thereof;

12.2.4.4  prior to any such contractor’s entering

upon the Property, the Building or the Leased Premises or commencing work the Tenant shall have delivered to the Landlord (a) all the Tenant’s certificates of insurance set forth in section 14 of this Agreement, conforming in all respects to the requirements of section 14 of this Agreement, except that the effective dates of all such insurance policies shall be prior to any such contractor’s entering upon the Property, the Building or the Leased Premises or commencing work (if any work is scheduled to begin before the Commencement Date) and (b) similar certificates of insurance from each of the Tenant’s contractors providing for coverage in equivalent amounts, together with their respective certificates of workers’ compensation insurance, employer’s liability insurance and products-completed operations insurance, the latter providing coverage in at least the amount required for the Tenant’s comprehensive general public liability and excess insurance;

12.2.4.5  with respect to any such contractors which are union contractors, each such contractor shall be a party to collective bargaining agreements with those unions that are certified as the collective bargaining agents of all bargaining units of such contractor, of which all such contractor’s workpersons shall be members in good standing;

12.2.4.6  each such contractor shall perform its work in a good and workpersonlike manner and shall not interfere with or hinder the Landlord or any other contractor in any manner;

12.2.4.7  there shall be no labor dispute of any nature whatsoever involving any such contractor or any workpersons of such contractor or the unions of which they are members with anyone; and if such a labor dispute exists or comes into existence the Tenant shall forthwith, at the Tenant’s sole cost and expense, remove all such contractors and their workpersons from the Building, the Common Facilities and the Property; and

12.2.4.8  the Tenant shall have the sole responsibility for the security of the Leased Premises and all contractors’ materials, equipment and work, regardless of whether their work is in progress or completed.

12.3  After the Commencement Date, the Tenant shall not apply any wall covering (except latex based flat paint) or other treatment to the walls of the Leased Premises without the prior written consent of the Landlord, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Landlord hereby consents to the application by the Tenant of wallpaper to the walls located in the following areas in the Leased Premises: lobby areas, the board room located on the fourteenth floor, the executive area located on the fourteenth floor and the hallway leading to said executive area.

13  Landlord’s Rights of Entry and Access.  The Landlord and its

authorized agents shall have the following rights of entry and access to the Leased Premises:

13.1  In case of any emergency or threatened emergency, at any time for any purpose which the Landlord reasonably believes under such circumstances will serve to prevent, eliminate or reduce the emergency, or the threat thereof, or damage or threatened damage to persons and property.

13.2  Upon at least one day’s prior verbal advice to the Tenant, at any time for the purpose of erecting or constructing improvements, modifications, alterations and other changes to the Building or any portion thereof, including, without limiting the generality of the foregoing, the Leased Premises, the Common Facilities or the Property or for the purpose of repairing, maintaining or cleaning them, whether for the benefit of the Landlord, the Building, all tenants of Other Leased Premises in the Building, or one or more tenants of Other Leased Premises, the Tower Center South Condominium or others. In connection with any such improvements, modifications, alterations, other changes, repairs, maintenance or cleaning, the Landlord may close off such portions of the Property, the Building and the Common Facilities and interrupt such services as may be necessary to accomplish such work, without liability to the Tenant therefor and without such closing or interruption being deemed an eviction or constructive eviction or requiring an abatement of Rent. However, in accomplishing any such work, the Landlord shall endeavor not to materially interfere with the Tenant’s use and enjoyment of the Leased Premises or the conduct of the Tenant’s business and to minimize interference, inconvenience and annoyance to the Tenant.

13.3  At all reasonable hours for the purpose of operating, inspecting or examining the Building, including the Leased Premises, or the Property.

13.4  At any time after the Tenant has vacated the Leased Premises, for the purpose of preparing the Leased Premises for another tenant or prospective tenant.

13.5  If practicable by appointment with the Tenant, at all reasonable hours for the purpose of showing the Building to prospective purchasers, mortgagees and prospective mortgagees and prospective ground lessees and lessors.

13.6  If practicable by appointment with the Tenant, at all reasonable hours during the last twelve (12) months of the Term for the purpose of showing the Leased Premises to prospective tenants thereof.

13.7  The mere enumeration of any right of the Landlord within this section 13 of the Agreement shall not be deemed to create an obligation on the part of the Landlord to exercise any such right unless the Landlord is affirmatively required to exercise such right elsewhere in this Agreement.

14 Liabilities and Insurance Obligations.

14.1  The Tenant shall, at the Tenant’s own expense, purchase before the Commencement Date, and maintain in full force and effect throughout the Term and any other period during which the Tenant may have possession of the Leased Premises, the following types of insurance coverage from financially sound and reputable insurers, licensed by the State of New Jersey to provide such insurance and acceptable to the Landlord, in the minimum amounts set forth below, each of which insurance policies shall be for the benefit of, and shall name the Landlord, the Landlord’s managing agent and mortgagees and ground lessors known to the Tenant, if any, of the Building, the Common Facilities, the Property or any interest therein, their successors and assigns as additional persons insured, and none of which insurance policies shall contain a “co-insurance” clause:

14.1.1  commercial general liability insurance and excess (“umbrella”) insurance which, without limiting the generality of the foregoing, considered together shall insure against such risks as bodily injury, personal injury and property damage, with a combined single limit of not less than $3,000,000.00 for each occurrence and in the aggregate (or such greater amounts as the Landlord may reasonably specify from time to time by notice to the Tenant);

14.1.2  contractual liability insurance which shall insure the risk of the Tenant’s failure to perform all the Tenant’s obligations under this Agreement by which the Tenant indemnifies the Landlord, in an amount not less than $3,000,000.00; and

14.1.3  “all risks” insurance covering the Leased Premises and leasehold improvements thereto in an amount sufficient to cover the replacement cost of all the Tenant’s alterations, improvements, fixtures and personal property located in or on the Leased Premises.

14.2  With respect to risks:

14.2.1  as to which this Agreement requires either party to maintain insurance, or

14.2.2  as to which either party is effectively insured and for which risks the other party may be liable, the party required to maintain such insurance and the party effectively insured shall use its best efforts to obtain a clause, if available from the respective insurer, in each such insurance policy expressly waiving any right of recovery, by reason of subrogation to such party’s rights or otherwise, the respective insurer might otherwise have or obtain against the other party, so long as such a clause can be obtained in the respective insurance policy without additional premium cost. If such a clause can be obtained in the respective insurance policy, but only at additional premium cost, such party shall, by notice to the other party, promptly advise the other party of such fact and the amount of the additional premium cost.  If the other party desires the inclusion of such a clause in the notifying party’s respective insurance policy, the other party shall, within ten (10) days of receipt of the notifying party’s notice, by notice advise the notifying party of its desire and enclose therewith its check in the full amount of the additional premium cost; otherwise the notifying party need not obtain such a clause in the respective insurance.

14.3  Each party hereby waives any right of recovery against the other party for any and all damages for property losses and property damages which are actually insured by either party, but only to the extent:

14.3.1  that the waiver set forth in this subsection 14.3 does not cause or result in any cancellation of, or diminution in, the insurance coverage otherwise available under any applicable insurance policy;

14.3.2  of the proceeds of any applicable insurance policy (without adjustment for any deductible amount set forth therein) actually received by such party for such respective loss or damages; and

14.3.3  the substance of the clause contemplated by subsection 14.2 of this Agreement is actually and effectively set forth in the respective insurance policy.

The waiver set forth in this subsection 14.3 of the Agreement shall not apply with respect to liability insurance policies (as opposed to property and casualty insurance policies).

14.4  The Tenant hereby waives any right of recovery it might otherwise have against the Landlord for losses and damages caused in whole or in part, by any of the risks the Tenant is required to insure against in accordance with subsections 14.1.1 or 14.1.3 of this Agreement, unless such waiver would cause or result in a cancellation of, or diminution in, the coverage of the Tenant’s policies of insurance against such risks.

14.5  The Landlord shall have no liability whatsoever to the Tenant or the Tenant’s employees, other agents or Guests or anyone else for any death, bodily injury, property loss or other damages suffered by any of them or any of their property which is not caused directly, exclusively and entirely by the negligence or intentional misconduct of the Landlord without the intervention or contribution of any other cause or contributing factor whatsoever.

14.6  Each policy of insurance required under subsection 14.1 of this Agreement shall include provisions to the effect that:

14.6.1  no act or omission of the Tenant, its employees, other agents or Guests shall result in a loss of insurance coverage otherwise available under such policy to any person required to be named as an additional insured in accordance with subsection 14.1 of this Agreement; and

14.6.2  the insurance coverage afforded by such policy shall not be diminished, cancelled, permitted to expire or otherwise terminated for any reason except upon thirty (30) days’ prior written notice from the insurer to every person required to be named as an additional insured in accordance with subsection 14.1 of this Agreement.

14.7  At any time when the Tenant or its contractors may be building out the Leased Premises or altering or improving any part of the Building at the Tenant’s instance, the Tenant shall, at the Tenant’s own expense, purchase before commencing such work, and maintain in full force and effect until final completion of the respective work, builders’ risk insurance coverage from financially sound and reputable insurers, licensed by the State of New Jersey to provide such insurance and acceptable to the Landlord, which provides replacement cost coverage in the event any of the work is damaged by a covered peril as defined in the policy, which insurance policy shall be for the benefit of, and shall name, the Landlord, the Landlord’s managing agent and mortgagees and ground lessors known to the Tenant, if any, of the Building, the Common Facilities, the Property or any interest therein, their successors and assigns as additional persons insured, and none of which insurance policies shall contain a “co-insurance” clause.

14.8  With respect to each type of insurance coverage referred to in subsection 14.1 of this Agreement, prior to the Commencement Date the Tenant shall cause its insurer(s) to deliver to the Landlord the certificate(s) of the insurer(s) setting forth the name and address of the insurer, the name and address of each additional insured, the type of coverage provided, the limits of the coverage, the effective dates of coverage and that each policy under which coverage is provided affirmatively includes provisions to the effect set forth in subsection 14.6 of this Agreement. In the event any of such certificates indicates a coverage termination date earlier than the end of the Term or the end of any other period during which the Tenant may have possession of the Leased Premises, no later than ten (10) days before any such coverage termination date, the Tenant shall deliver to the Landlord respective, equivalent, new certificate(s) of the insurer(s).

15  Casualty Damage to Building or Leased Premises.

15.1  In the event of any damage to the Building or any portion thereof by fire or other casualty, with the result that the Leased Premises are rendered unusable, in whole or in part,

or not reasonably accessible to and from the Building’s Common Facilities, within thirty (30) business days of the occurrence of the casualty the Landlord shall determine and give notice of its determination to the Tenant whether, due to the extent of damage and the Landlord’s analysis of the economic feasibility of rebuilding or restoring, the Landlord intends not to rebuild or restore the Building or, if the Landlord shall not have made that determination, the Landlord’s reasonable opinion of the period of time required to restore the Building and the Leased Premises to their condition immediately prior to the occurrence of the respective casualty (exclusive of any improvements constructed, installed or added in the Leased Premises as contemplated by sections 5 or 12 of this Agreement).

15.1.1  If the Landlord gives timely notice of its determination that it does not intend to rebuild or restore, due to the extent of damage and the Landlord’s analysis of the economic feasibility of rebuilding or restoring, then this Agreement and the Term shall terminate effective as of the date of the subject casualty with respect to those portions of the Leased Premises rendered unusable by the subject casualty and as of the date of the Tenant’s surrender with respect to those portions of the Leased Premises which were not rendered unusable by the subject casualty.

15.1.2  Otherwise, if, in the Landlord’s reasonable opinion, the restoration contemplated by subsection 15.1 of this Agreement will take more than two hundred forty (240) days (inclusive of a reasonable period for adjustment of the Landlord’s insurance claim, but exclusive of any period for resort to a formal dispute resolution forum with the insurer), then either the Landlord or the Tenant may elect to terminate the Term and this Agreement (effective as of the date of the subject casualty with respect to those portions of the Leased Premises rendered unusable by the subject casualty and as of the date of the Tenant’s giving notice with respect to those portions of the Leased Premises which were not rendered unusable by the subject casualty) by timely notice of its election to the other. Notice of the Landlord’s election to terminate, if any, shall be given to the Tenant within the thirty (30) business day period contemplated by subsection 15.1 of this Agreement. If the Landlord shall not timely elect to terminate the Term and this Agreement, notice of the Tenant’s election to terminate, if any, shall be given to the Landlord within the thirty (30) day period immediately succeeding the Landlord’s giving notice to the Tenant of the Landlord’s estimated period to rebuild or restore.

15.1.3  If (a) in the Landlord’s reasonable opinion, the restoration contemplated by subsection 15.1 of this Agreement will take more than two hundred forty (240) days (inclusive of a reasonable period for adjustment of the Landlord’s insurance claim, but exclusive of any period for resort to a formal dispute resolution forum with the insurer) and neither the Landlord nor the Tenant shall have timely exercised their respective rights to terminate contemplated by subsection 15.1.2 of this Agreement or (b) in the Landlord’s reasonable opinion, the restoration contemplated by subsection 15.1 of this Agreement will take two hundred forty (240) days or less (inclusive of a reasonable period for adjustment of the Landlord’s insurance claim, but exclusive of any period for resort to a formal dispute resolution forum with the insurer), then this Agreement shall remain in effect and the Landlord shall restore the Building and the Leased Premises as contemplated by subsection 15.1 of this Agreement to the extent the Landlord shall have received (and no mortgagee of the Property or the Building shall have received) proceeds of any property, casualty or liability insurance on the damaged portions, causing the restoration to proceed diligently and expediently. Under the circumstances contemplated by clause (b) of this subsection 15.1.3 of the Agreement, if the Landlord shall not have timely restored the Building and the Leased Premises as contemplated by subsection 15.1 of this Agreement to the extent the Landlord shall have received proceeds of any property or liability insurance on the damaged portions, the Term shall terminate upon the expiration of ninety (90) additional days (without the Landlord’s completion of its restoration obligation in the interim) after the Tenant shall have given prompt notice that the Landlord has not completed its restoration obligations on a timely basis and that the Tenant desires termination of the Term (which termination shall be effective as of the date of the subject casualty with respect to those portions of the Leased Premises rendered unusable by the subject casualty and as of the date of the Tenant’s giving notice with respect to those portions of the Leased Premises which were not rendered unusable by the subject casualty).

15.2  Under the circumstances contemplated by subsection 15.1 of this Agreement, Rent shall abate from the date of the casualty until such time as the Building and the Leased Premises are again restored by the Landlord as contemplated by subsection 15.1 of this Agreement by the amount which bears the same proportion to the Rent otherwise payable during such period as the gross rentable floor space of the Leased Premises which are rendered unusable or not reasonably accessible to and from the Common Facilities of the Building bears to the gross rentable floor space of the Leased Premises.

15.3  The restoration of the improvements constructed or installed in the Leased Premises as contemplated by sections 5 or 12 of this Agreement shall be the Tenant’s responsibility. The Tenant shall make reasonable, good faith efforts to integrate the restoration which is its responsibility with the restoration which is the Landlord’s responsibility. To the extent such integration is not feasible, the Tenant shall be allowed an additional, reasonable interval to complete its work, not to exceed thirty (30) days after the completion of the Landlord’s restoration work, and Rent shall continue to abate until the earlier of (i) the expiration of such additional interval or (ii) the completion of the Tenant’s work, to the same extent contemplated by subsection 15.2. The Landlord shall cooperate with the Tenant to integrate the restoration of such improvements during the reconstruction period.

15.4  In the event either the Landlord shall make any election to cancel contemplated by subsection 15.1.1 of this Agreement or either the Landlord or the Tenant shall make any election to cancel contemplated by subsection 15.1.2 of this Agreement, then the Landlord may proceed with restoration (or non–restoration) in any manner it chooses, without any liability to the Tenant.

15.5  The Tenant shall promptly advise the Landlord by the quickest means of communication of the occurrence of any casualty damage to the Building or the Leased Premises of which the Tenant becomes aware.

16 Condemnation.

16.1  This section 16 of the Agreement shall apply if the power of eminent domain (or private purchase by any public or quasi-public body in lieu thereof for any public or quasi-public purpose) shall be exercised with the result that:

16.1.1  all or substantially all the Property or the Leased Premises is taken during the Term for at least the balance of the Term;

16.1.2  less than substantially all the Property, the Building or the Common Facilities (but none of the Leased Premises) is taken during the Term for at least the balance of the Term, but the Landlord reasonably promptly determines in good faith that it is not economically feasible for the Landlord to make any necessary alterations and continue to operate the portions not so taken, as they may be altered, as a first class Building and facility in the vicinity for the balance of the Term;

16.1.3  less than substantially all the Leased Premises is taken during the Term for at least the balance of the Term, but the Tenant reasonably promptly determines in good faith that it can not continue to use and enjoy the portions not so taken for the conduct of its business in the ordinary course during the balance of the Term; or

16.1.4  so much of the Property or the Common Facilities is taken during the Term for at least the balance of the Term that the Leased Premises are not reasonably accessible to and from the Common Facilities and reasonable alternate access is not provided by the Landlord.

16.2  Under the circumstances contemplated by subsections 16.1.1 and subsections 16.1.4 of this Agreement, then either the Landlord or the Tenant may elect to terminate the Term by notice to the other given within thirty (30) days after, and effective as of, the later of the date (i) that the condemnor acquires title to the portions taken or (ii) that possession of the portions taken is required to be delivered or surrendered to the condemning authority. Under the circumstances contemplated by subsection 16.1.2 of this Agreement the Landlord, and under the circumstances contemplated by subsection 16.1.3 of this Agreement the Tenant, respectively, may elect to terminate the Term by notice to the other given within thirty (30) days after, and effective as of, the later of the date (i) that the condemnor acquires title to the portions taken or (ii) that possession of the portions taken is required to be delivered or surrendered to the condemning authority.

16.3  Under the circumstances contemplated by subsection 16.1 of this Agreement, if no party with any right to elect to terminate the Term under subsection 16.2 of this Agreement shall have given timely notice to the other of exercise of its election to terminate the Term, this Agreement shall continue in full force and effect, but Rent shall abate, effective as of the later of the date (i) that the condemnor acquires title to the portions taken or (ii) that possession of the portions taken is required to be delivered or surrendered to the condemning authority, by the amount which bears the same proportion to the Rent otherwise payable during any period as the gross rentable floor space, if any, of the Leased Premises which is taken bears to the gross rentable floor space of the Leased Premises.

16.4  Under any of the circumstances contemplated by this section 16 of the Agreement, the Tenant hereby waives any claim against the Landlord, the condemning authority for any thing of value, tangible or intangible, including, without limiting the generality of the foregoing, the putative value of any leasehold interest or the loss of the use of same, except for any right the Tenant might have to make a claim, independent of, and without reference to or having any effect on, any claim, award or settlement of the Landlord, against the condemning authority regarding the value of the Tenant’s installed trade fixtures and other installed equipment which are not removable from the Leased Premises or for ordinary and necessary moving and relocation expenses occasioned by the taking.

17 Assignment or Subletting by Tenant.

17.1  Except as may be specifically set forth in this section 17 of the Agreement, the Tenant shall not:

17.1.1  assign, or purport to assign, this Agreement or any of the Tenant’s rights hereunder;

17.1.2  sublet, or purport to sublet, the Leased Premises or any portion thereof;

17.1.3  license, or purport to license, the use or

occupancy of the Leased Premises or any portion thereof;

17.1.4  otherwise transfer, or attempt to transfer any interest including, without limiting the generality of the foregoing, a mortgage, pledge or security interest, in this Agreement, the Leased Premises or the right to the use and occupancy of the Leased Premises; or

17.1.5  indirectly accomplish, or permit or suffer the accomplishment of, any of the foregoing by merger or consolidation with another entity, by acquisition or disposition of assets or liabilities outside the ordinary course of the Tenant’s business or by acquisition or disposition, by the Tenant’s equity owners or subordinated creditors, of any of their respective interests in the Tenant.

17.2  The Tenant shall not assign this Agreement or any of the Tenant’s rights hereunder or sublet the Leased Premises or any portion thereof without first giving thirty (30) days’ prior notice to the Landlord of its desire to assign or sublet and requesting the Landlord’s consent and without first receiving the Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Tenant’s notice to the Landlord shall include:

17.2.1  the full name, address and telephone number of the proposed assignee or sublessee;

17.2.2  a description of the type(s) of business in which the proposed assignee or sublessee is engaged and proposes to engage;

17.2.3  a description of the precise use to which the proposed assignee or sublessee intends to put the Leased Premises or portion thereof;

17.2.4  the proposed assignee’s or subtenant’s most recent quarterly and annual financial statements prepared in accordance with generally accepted accounting principles and any other evidence of financial position and responsibility that the Tenant or proposed assignee or sublessee may desire to submit;

17.2.5  by diagram and measurement of the actual square feet of floor space, the precise portion of the Leased Premises proposed to be subject to the assignment of this Agreement or to be sublet;

17.2.6  a complete, accurate and detailed description of the terms of the proposed assignment or sublease including, without limiting the generality of the foregoing, all consideration paid or given, or proposed to be paid or to be given, by the proposed assignee, sublessee or other person to the Tenant and the respective times of payment or delivery; and

17.2.7  any other information reasonably requested by the Landlord.

17.3  By the expiration of the notice period contemplated by subsection 17.2 of this Agreement, the Landlord, in its sole discretion, shall take one of the following actions by notice to the Tenant:

17.3.1  grant consent on the terms and conditions set forth in subsection 17.4 of this Agreement and such other reasonable terms and conditions set forth in the Landlord’s notice;

17.3.2  refuse to grant consent for any of the reasons set forth in subsection 17.5 of this Agreement or for any other reasonable reason set forth in the Landlord’s notice; or

17.3.3  elect to terminate the Term as of (a) the end of the third full month after the Tenant has given notice of the Tenant’s desire to assign or sublet or (b) the proposed effective date of the proposed assignment or sublease.

17.4  The Landlord’s consent to the Tenant’s proposed assignment or sublease, if granted under subsection 17.3.1 of this Agreement, shall be subject to all the following terms and conditions (and to any other terms and conditions permitted by that subsection):

17.4.1  any proposed assignee or sublessee shall, by document executed and delivered forthwith to the Landlord, agree to be bound by all the obligations of the Tenant set forth in this Agreement;

17.4.2  the Tenant shall remain liable under this Agreement, jointly and severally with any proposed assignee or sublessee, for the timely performance of all obligations of the Tenant set forth in this Agreement;

17.4.3  the Tenant shall forthwith deliver to the Landlord manually executed copies of all documents regarding the proposed assignment or sublease and a written, accurate and complete description, manually executed both by the Tenant and the proposed assignee or sublessee, of any other agreement, arrangement or understanding between them regarding the same;

17.4.4  with respect to any consideration or other thing of value received or to be received by the Tenant in connection with any such assignment or sublease (other than those payable in equal monthly installments each month during the proposed term of any such assignment or sublease), the Tenant shall pay to the Landlord one-half of any such amount and one-half of the fair market value of any other thing of value (net of Transaction Costs in connection with such respective assignment or sublet) within ten (10) days of receipt of same; and

17.4.5  with respect to any amount payable to the Tenant in equal monthly installments each month during the proposed term of any such assignment or sublease in connection with such assignment or sublease, which amount is in excess of the amount which bears the same ratio to the monthly installment of Rent due from the Tenant as the usable floor space of the Leased Premises subject to the assignment or sublease bears to the usable floor space of the entire Leased Premises, the Tenant shall pay one-half of such excess (net of the amount of the balance of unrecovered Transaction Costs in connection with the respective assignment or sublet) to the Landlord together with the Tenant’s monthly installment of Rent.

17.5  The Landlord’s refusal to grant consent under subsection 17.3.2 of this Agreement shall not be deemed an unreasonable withholding of consent if based upon any of the following reasons (or any other reason permitted by that subsection):

17.5.1  the Landlord desires to take one of the other actions enumerated in subsection 17.3 of this Agreement;

17.5.2  there is already a combination of another two assignees, sublessees or licensees of all or a portion of the Leased Premises;

17.5.3  the proposed sublease is for a term of less than one year;

17.5.4  the proposed sublease is for a term which would expire after the Term;

17.5.5  less than one year remains in the Term as of the proposed effective date of the proposed assignment or sublease;

17.5.6  the financial position or ability or type of business of, or the anticipated use of the Leased Premises by, the proposed assignee or proposed sublessee is unsatisfactory to the Landlord or is inconsistent with those of tenants of Other Leased Premises or of the Tower Center Complex or inconsistent with any commitment made by the Landlord to any such other tenant;

17.5.7  the proposed consideration to be paid to the Tenant during any period of twelve (12) months is marketed as less than the amount of the Market Rental Rate divided by the gross rentable floor space of the Leased Premises and multiplied by that portion of the gross rentable floor space of the Leased Premises proposed to be subject to the proposed assignment or sublease; or

17.5.8  the proposed assignee or sublessee is a tenant of Other Leased Premises or other premises in the Building.

17.6  Notwithstanding anything to the contrary set forth in section 17 of this Agreement, the Landlord hereby consents to the Tenant’s assignment of this Agreement or subletting the Leased Premises or portion thereof specified below if:

17.6.1  at or prior to the respective dates of exercise and effectiveness thereof (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) there shall not have been a History of Recurring Events of Default; and

17.6.2  the Tenant and the proposed assignee or sublessee comply with all the conditions set forth in subsections 17.4.1 through 17.4.3 of this Agreement; and

17.6.3  one of the following is applicable:

17.6.3.1  the proposed assignee or sublessee is, and continues to be, an Affiliate of the Tenant, provided that the proposed assignee or sublessee shall also have and shall continue to have a net worth at least as great as that of the Tenant on the Commencement Date; or

17.6.3.2  the proposed assignee or sublessee is a person (a) resulting from the merger or consolidation of the Tenant with or into such person or (b) purchasing substantially all the assets (subject to substantially all the liabilities) of the Tenant and succeeding to the business of the Tenant, provided either the Tenant or the proposed assignee or sublessee shall have and shall continue to have a net worth at least as great as that of the Tenant on the Commencement Date.

17.7  No person other than the Tenant shall have any assignment or sublet rights under this Agreement.

18  Signs, Displays and Advertising.

18.1  The Tenant shall have one sign identifying itself at the principal entrance to the Leased Premises. The Tenant may also identify itself in or on each of: the Building directory and the directory, if any, on the floor of the Building on which the Leased Premises is located. All such signs, and the method and materials used in mounting and dismounting them, shall be in accordance with the Landlord’s specifications. All such signs shall be provided and mounted by the Landlord at the Landlord’s expense, except that the Tenant shall bear any expense of identifying itself on the sign at the principal entrance to the Leased Premises.

18.2  So long as the Tenant leases and occupies for the conduct of its own business  at least 53,340 square feet of gross rentable floor space of the Leased Premises, the Tenant shall have the right to require the Landlord, at the Tenant’s sole cost and expense, in accordance with the Landlord’s specifications, to add and maintain the name of the Tenant on the monument sign located at the entrance to the Property near the access road leading to the Property.

18.3  No other sign, advertisement, fixture or display shall be used by the Tenant on the Property or in the Building or the Common Facilities. Any signs other than those specifically permitted under subsection 18.1 of this Agreement shall be removed promptly by the Tenant or by the Landlord at the Tenant’s expense.

19  Quiet Enjoyment. The Landlord is the owner of the Building, the Property and those Common Facilities located on the Property. The Landlord has the right and authority to enter into and execute and deliver this Agreement with the Tenant. So long as an Event of Default shall not have occurred, the Tenant shall and may peaceably and quietly have, hold and enjoy the Leased Premises during the Term in accordance with this Agreement.

20  Relocation. At any time and from time to time during the Term, on at least sixty (60) days’ prior notice to the Tenant, the Landlord shall have the right to move the Tenant out of the Leased Premises and into premises having at least equal floor space on contiguous floors located in the Building on floors no lower than the twelfth floor of the Building for the duration of the Term. The executive offices of the Tenant (consisting of no more than 26,670 square feet of gross rentable floor space) shall be located on the upper most floor of the substitute leased premises. In the event the Landlord exercises this right of relocation, the Landlord shall decorate the new premises similarly to the Leased Premises and construct and install alterations, modifications and improvements similar to the alterations, modifications and improvements then existing in the Leased Premises, including, but not limited to, one set of stairs between the twelfth and the fourteenth floors of the Building within the Initial Leased Premises, if any, and remove, relocate and reinstall the Tenant’s furniture, trade fixtures, furnishings and equipment, all at the sole cost and expense of the Landlord. When the substitute new premises are ready, the Tenant shall surrender the Leased Premises. Following any such relocation, this Agreement shall continue in full force and effect except for the description of the Leased Premises, the Building and the Property which, upon completion of such relocation, shall be deemed amended to describe the substitute new premises, building and property, respectively, to which the Tenant shall have been relocated in accordance with this section 20 of the Agreement.

21  Surrender. Upon termination of the Term, or at any other time at which the Landlord, by virtue of any provision of this Agreement or otherwise has the right to re-enter and re-take possession of the Leased Premises, the Tenant shall surrender possession of the Leased Premises; remove from the Leased Premises all property owned by the Tenant or anyone else other than the Landlord; remove from the Leased Premises any alterations, improvements or other modifications to the Leased Premises that the Landlord may request by notice; make any repairs required by such removal; clean the Leased Premises; leave the Leased Premises in as good order and condition as it was upon the completion of any improvements contemplated by section 5 of this Agreement, ordinary wear and use excepted; return all copies of all keys and passes to the Leased Premises, the Common Facilities and the Building to the Landlord; and receive the Landlord’s written acceptance of the Tenant’s surrender. The Landlord shall not be deemed to have accepted the Tenant’s surrender of the Leased Premises unless and until the Landlord shall have executed and delivered the Landlord’s written acceptance of surrender to the Tenant, which shall not be unreasonably withheld or delayed.

22  Events of Default. The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

22.1  the Tenant’s failure to pay any installment of Basic Rent or any amount of Additional Rent when it is first due (or by the tenth day after the day it is first due in the case of the first two payments in any period of twelve consecutive calendar months that are not paid on the day each is respectively first due);

22.2  the Tenant’s failure to perform any of its obligations under this Agreement if such failure has caused, or may cause, loss or damage that can not promptly be cured by subsequent act of the Tenant;

22.3  the Tenant’s failure to complete performance of any of the Tenant’s obligations under this Agreement (other than those contemplated by subsections 22.1 and 22.2 of this Agreement) within twenty (20) days after the Landlord shall have given notice to the Tenant specifying which of the Tenant’s obligations has not been performed and in what respects, unless completion of performance within such period of twenty (20) days is not possible using diligence and expedience, then within a reasonable time of the Landlord’s notice so long as the Tenant shall have commenced substantial performance within the first three (3) business days of such period of twenty (20) days (which three (3) business day period shall be extended provided that the Tenant is acting with reasonable diligence) and shall have continued to provide substantial performance, diligently and expediently, through to completion of performance;

22.4  the discovery that any representation made by the

Tenant in section 30 of this Agreement or in the Tenant’s Certificate executed and delivered to the Landlord pursuant to subsection 44.8 of this Agreement shall have been inaccurate or incomplete in any material respect either on the date it was made or the date as of which it was made;

22.5  the sale, transfer or other disposition of any interest of the Tenant in the Leased Premises by way of execution or other legal process;

22.6  with the exception of those of the following events to which section 365 of the Bankruptcy Code shall apply in the context of an office lease (in which case subsection 22.7 of this Agreement shall apply):

22.6.1  the Tenant’s becoming a “debtor,” as that term is defined in section 101 of the Bankruptcy Code;

22.6.2  any time when either the value of the Tenant’s liabilities exceed the value of the Tenant’s assets or the Tenant is unable to pay its obligations as and when they respectively become due in the ordinary course of business;

22.6.3  the appointment of a receiver or trustee of the Tenant’s property or affairs; or

22.6.4  the Tenant’s making an assignment for the benefit of, or an arrangement with or among, creditors or filing a petition in insolvency or for reorganization or for the appointment of a receiver;

22.7  in the event of the occurrence of any of the events enumerated in subsection 22.6 of this Agreement to which section 365 of the Bankruptcy Code shall apply in the context of an office lease, the earlier of the bankruptcy trustee’s rejection or deemed rejection (as those terms are used in section 365 of the Bankruptcy Code) of this Agreement.

23  Rights and Remedies.

23.1  Upon the occurrence of an Event of Default the Landlord shall have all the following rights and remedies:

23.1.1  to elect to terminate the Term by giving notice of such election, and the effective date thereof, to the Tenant and to receive Termination Damages;

23.1.2  to elect to re-enter and re-take possession of the Leased Premises, without thereby terminating the Term, by giving notice of such election, and the effective date thereof, to the Tenant and to receive Re-Leasing Damages;

23.1.3  if the Tenant remains in possession of the Leased Premises after the Tenant’s obligation to surrender the

Leased Premises shall have arisen, to remove the Tenant and the Tenant’s and any others’ possessions from the Leased Premises by any of the following means without any liability to the Tenant therefor, any such liability to the Tenant therefor which might otherwise arise being hereby waived by the Tenant: legal proceedings (summary or otherwise), writ of dispossession and any other means and to receive Holdover Damages and, except in the circumstances contemplated by section 20 of this Agreement, to receive all expenses incurred in removing the Tenant and the Tenant’s and any others’ possessions from the Leased Premises, and of storing such possessions if the Landlord so elects;

23.1.4  to be awarded specific performance, temporary restraints and preliminary and permanent injunctive relief regarding Events of Default where the Landlord’s rights and remedies at law may be inadequate, without the necessity of proving actual damages or the inadequacy of the rights and remedies at law;

23.1.5  to receive all reasonable expenses incurred in securing, preserving, maintaining and operating the Leased Premises during any period of vacancy, in making repairs to the Leased Premises, in preparing the Leased Premises for re-leasing and in re-leasing the Leased Premises including, without limiting the generality of the foregoing, any brokerage commissions;

23.1.6  to receive all reasonable legal expenses, including without limiting the generality of the foregoing, reasonable attorneys’ fees incurred in connection with pursuing any of the Landlord’s rights and remedies, including indemnification rights and remedies;

23.1.7  if the Landlord, in its sole discretion, elects to perform any obligation of the Tenant under this Agreement (other than the obligation to pay Rent) which the Tenant has not timely performed, to receive all expenses incurred in so doing;

23.1.8  to elect to pursue any legal or equitable right and remedy available to the Landlord under this Agreement or otherwise; and

23.1.9  to elect any combination, or any sequential combination of any of the rights and remedies set forth in subsection 23.1 of this Agreement.

23.2  In the event the Landlord elects the right and remedy set forth in subsection 23.1.1 of this Agreement, Termination Damages shall be equal to the amount which, at the time of actual payment thereof to the Landlord, is the sum of:

23.2.1  all accrued but unpaid Rent;

23.2.2  the present value (calculated using the most recently available (at the time of calculation) published weekly average yield on United States Treasury securities having maturities comparable to the balance of the then remaining Term) of the sum of all payments of Rent remaining due (at the time of calculation) until the date the Term would have expired (had there been no election to terminate it earlier) less the present value (similarly calculated) of all payments of rent to be received through the end of the Term (had there been no election to terminate it earlier) from a lessee, if any, of the Leased Premises at the time of calculation (and it shall be assumed for purposes of such calculations that (i) the amount of future Additional Rent due per year under this Agreement will be equal to the average Additional Rent per month due during the twelve (12) full calendar months immediately preceding the date of any such calculation, increasing annually at a rate of seven (7%) percent compounded, (ii) if any calculation is made before the first anniversary of the end of the No Pass Through Period, the average Additional Rent due for any month after the end of the No Pass Through Period will be equal to eight (8%) percent of the sum of the Base Year Operating Expenses, Base Year Taxes, Net Utilities Expenses, Annual Amortized Capital Expenditures and Tenant Electric Charges (considered on an annual basis), (iii) if any calculation is made before the beginning of the Base Year, the sum of Base Year Taxes and Base Year Operational Expenses shall be assumed to be $5.00 per gross rentable square foot and (iv) if any calculation is made before the end of the Base Year, Base Year Taxes and Base Year Operational Expenses may be extrapolated based on the year to date experience of the Landlord);

23.2.3  the Landlord’s actual cost of demolishing any leasehold improvements to the Leased Premises; and

23.2.4  that amount, which as of the occurrence of the Event of Default, bears the same ratio to the costs, if any, incurred by the Landlord (and not paid by the Tenant) in building out the Leased Premises in accordance with section 5 of this Agreement as the number of months remaining in the Term (immediately before the occurrence of the Event of Default) bears to the number of months in the entire Term (immediately before the occurrence of the Event of Default).

23.3  In the event the Landlord elects the right and remedy set forth in subsection 23.1.2 of this Agreement, Re-Leasing Damages shall be equal to the Rent less any rent actually and timely received by the Landlord from any lessee of the Leased Premises or any portion thereof, payable at the respective times that Rent is payable under the Agreement plus the cost, if any, to the Landlord of building out or otherwise preparing the Leased Premises for, and leasing the Leased Premises to, any such lessee.

23.4  In the event the Landlord elects the right and remedy set forth in subsection 23.1.3 of this Agreement, Holdover Damages shall mean damages at the rate per month or part thereof equal to the greater of: (a) one and one-half times one-twelfth

(1/12) of the then Market Rental Rate plus all Additional Rent as set forth in this Agreement or (b) double the average amount of all payments of Rent due under this Agreement during each of the last twelve (12) full calendar months prior to the Landlord’s so electing or, in the event the Term shall have terminated by expiration under subsection 24.1.1 of this Agreement, the last full twelve (12) calendar months of the Term, in either case payable in full on the first day of each holdover month or part thereof.

23.5  In connection with any summary proceeding to dispossess and remove the Tenant from the Leased Premises under subsection 23.1.3 of this Agreement, the Tenant hereby waives:

23.5.1  any notices for delivery of possession thereof, of termination, of demand for removal therefrom, of the cause therefor, to cease, to quit and all other notices that might otherwise be required pursuant to 2A N.J.S.A. 18-53 et seq.;

23.5.2  any right the Tenant might otherwise have to cause a termination of the action or proceeding by paying to the Landlord or into court or otherwise any Rent in arrears more than twice during the Term; and

23.5.3  any right the Tenant might otherwise have to redeem the Tenant’s former leasehold interest between the entry of any judgment and the execution of any warrant issued in connection therewith by paying to the Landlord or into Court or otherwise any Rent in arrears more than twice during the Term.

23.6  The enumeration of rights and remedies in this section 23 of the Agreement is not intended to be exhaustive or exclusive of any rights and remedies which might otherwise be available to the Landlord, or to force an election of one or more rights and remedies to the exclusion of others, concurrently, consecutively or sequentially. On the contrary, each right and remedy enumerated in this section 23 of the Agreement is intended to be cumulative with each other right and remedy enumerated in this section 23 of the Agreement and with each other right and remedy that might otherwise be available to the Landlord; and the selection of one or more of such rights and remedies at any time shall not be deemed to prevent resort to one or more others of such rights and remedies at the same time or a subsequent time, even with regard to the same occurrence sought to be remedied.

23.7  The Landlord shall use reasonable efforts to mitigate damages.

24  Termination of the Term.

24.1  The Term shall terminate upon the earliest of the following events to occur:

24.1.1  expiration of the Term;

24.1.2  in connection with a transaction contemplated by section 16 of this Agreement and under the circumstances contemplated by subsection 16.2 of this Agreement, the effective date of termination of the Term as set forth in subsection 16.2;

24.1.3  upon the respective effective dates of termination set forth in the various subsections (whichever may be applicable) of subsection 15.1 of this Agreement providing for termination of the Term under various circumstances;

24.1.4  the effective date of any election by the Landlord under subsection 17.3.3 of this Agreement in response to the Tenant’s notice of the Tenant’s desire to assign this Agreement or to sublet all or a portion of the Leased Premises; or

24.1.5  the effective date of any election by the Landlord to terminate the Term under subsection 23.1.1 of this Agreement.

24.2  No termination of the Term shall have the effect of releasing the Tenant from any obligation or liability theretofore or thereby incurred and, until the Tenant shall have surrendered the Leased Premises in accordance with section 21 of this Agreement, from any obligation or liability thereafter incurred.

25  Mortgage and Underlying Lease Priority. This Agreement and the estate, interest and rights hereby created for the benefit of the Tenant are, and shall always be, subordinate to any mortgage (other than a mortgage created by the Tenant or a sale, transfer or other disposition by the Tenant in the nature of a security interest in violation of subsections 17.1.4 and 22.5, respectively, of this Agreement) afterwards placed on the Property, the Common Facilities, the Building or any estate or interest therein including, without limiting the generality of the foregoing, any new mortgage or any mortgage extension, renewal, modification, consolidation, replacement, supplement or substitution. This Agreement and the estate, interest and rights hereby created for the benefit of the Tenant are, and shall always be, subordinate to any ground lease afterwards made with regard to the Property, the Common Facilities, the Building or any estate or interest therein including, without limiting the generality of the foregoing, any new ground lease or any ground lease extension, renewal, modification, consolidation, replacement, supplement or substitution. The provisions of this section 25 of the Agreement shall be self-effecting; and no further instrument shall be necessary to effect any such subordination. Nevertheless, the Tenant hereby consents that any mortgagee or mortgagee’s successor in interest may, at any time and from time to time, by notice to the Tenant, subordinate its mortgage to the estate and interest created by this Agreement; and upon the giving of such notice, the subject mortgage shall be deemed subordinate to the estate and interest created by this Agreement regardless of the respective times of execution or delivery of either or of recording the subject mortgage.

26  Transfer by Landlord.

26.1  The Landlord shall have the right at any time and from time to time to sell, transfer, lease or otherwise dispose of the Property, the Common Facilities or the Building or any of the Landlord’s interests therein, or to assign this Agreement or any of the Landlord’s rights thereunder.

26.2  Upon giving notice of the occurrence of any transaction contemplated by subsection 26.1 of this Agreement, the Landlord shall thereby be relieved of any obligation that might otherwise exist under this Agreement with respect to periods subsequent to the effective date of any such transaction. If, in connection with any transaction contemplated by subsection 26.1 of this Agreement the Landlord transfers, or makes allowance for, any Security Deposit of the Tenant and gives notice of that fact to the Tenant, the Landlord shall thereby be relieved of any further obligation to the Tenant with regard to any such Security Deposit; and the Tenant shall look solely to the transferee with respect to any such Security Deposit.

26.3  In the event of the occurrence of any transaction contemplated by subsection 26.1 of this Agreement the Tenant, upon written request therefor from the transferee, shall attorn to and become the tenant of such transferee upon the terms and conditions set forth in this Agreement.

26.4  Notwithstanding anything to the contrary that may be set forth in subsections 26.1, 26.2 and 26.3 of this Agreement, in the event any mortgage contemplated by section 25 of this Agreement is enforced by the respective mortgagee pursuant to remedies provided in the mortgage or otherwise provided by law or equity and any person succeeds to the interest of the Landlord as a result of, or in connection with, any such enforcement, the Tenant shall, upon the request of such successor in interest, automatically attorn to and become the Tenant of such successor in interest without any change in the terms or provisions of this Agreement, except that such successor in interest shall not be bound by: (a) any payment of Basic Rent or Additional Rent (exclusive of prepayments in the nature of a Security Deposit) for more than one month in advance or (b) any amendment or other modification of this Agreement which was made without the consent of such mortgagee; and, upon the request of such successor in interest, the Tenant shall execute, acknowledge and deliver any instrument(s) confirming such attornment.

26.5  If this Agreement and the estate, interest and rights hereby created for the benefit of the Tenant are ever subject and subordinate to any ground lease contemplated by section 25 of this Agreement:

26.5.1  upon the expiration or earlier termination of

the term of any such ground lease before the termination of the Term under this Agreement, the Tenant shall attorn to, and become the Tenant of, the lessor under any such ground lease and recognize such lessor as the Landlord under this Agreement for the balance of the Term; and

26.5.2  such expiration or earlier termination of the term of any such ground lease shall have no effect on the Term under this Agreement.

26.6  Notwithstanding anything to the contrary that may be set forth in section 25 of this Agreement, with respect to any mortgages or ground leases contemplated by section 25 of this Agreement, subordination, as contemplated by section 25 of this Agreement, shall be conditional upon each such mortgagee and ground lessor tendering to the Tenant its respective standard form of non-disturbance, attornment and subordination agreement which includes a provision to the effect that, in the event of enforcement of any remedies provided in the respective mortgage or ground lease, respectively, or otherwise, so long as no Event of Default shall not have occurred which has not been cured in full by the Tenant, the Tenant shall not be disturbed in its possession of the Leased Premises in accordance with this Agreement and which does not include any provision increasing the Tenant’s obligations otherwise due, or diminishing the Tenant’s rights otherwise available, in either case in accordance with this Agreement. Any processing or other fee that the mortgagee or ground lessor may charge and any reasonable legal expense that the Landlord may incur in connection with performing its obligations under this subsection shall be paid by the Tenant.

27  Indemnification.

27.1  The Tenant shall, and hereby does, indemnify the Landlord against any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses including, without limiting the generality of the foregoing, reasonable expenses of investigation, defense and enforcement thereof or of the obligation set forth in this section 27 of the Agreement including, without limiting the generality of the foregoing, reasonable attorneys’ fees, imposed on or incurred by the Landlord in connection with any of the following matters which occurs during the Term:

27.1.1  any matter, cause or thing arising out of the use, occupancy, control or management of the Leased Premises or any portion thereof which is not caused by the Landlord’s negligence or intentional act;

27.1.2  any negligence or intentional act on the part of the Tenant or any of its employees, other agents or Guests;

27.1.3  any accident, injury or damage to any person or property occurring in or about the Leased Premises which is not caused by the Landlord’s negligence or intentional act;

27.1.4  any representation made by the Tenant in this Agreement or the Tenant’s Certificate executed and delivered to the Landlord pursuant to subsection 44.8 of this Agreement shall have been inaccurate or incomplete in any material respect either on the date it was made or the date as of which it was made;

27.1.5  the imposition of any mechanic’s, materialman’s or other lien on the Property, the Common Facilities, the Building, the Leased Premises or any portion of any of the foregoing, or the filing of any notice of intention to obtain any such lien, in connection with any alteration, improvement or other modification of the Leased Premises made or authorized by the Tenant, except any such alteration, improvement or other modification constructed or installed by the Landlord’s contractor (which indemnification obligation shall be deemed to include the Tenant’s obligations set forth in subsection 12.2.4.3 of this Agreement); or

27.1.6  any failure on the part of the Tenant to perform or comply with any obligation of the Tenant set forth in this Agreement.

27.2  Payment of indemnification claims by the Tenant to the Landlord shall be due upon the Landlord’s giving notice thereof to the Tenant together with proof of the cost thereof.

27.3  The Landlord shall promptly give notice of any claim asserted, or action or proceeding commenced, against it as to which it intends to claim indemnification from the Tenant and, upon notice from the Tenant so requesting, shall forward to the Tenant copies of all claim or litigation documents received by it. Upon receipt of such notice the Tenant may, by notice to the Landlord, participate therein and, to the extent it may desire, assume the defense thereof through independent counsel selected by the Tenant and reasonably satisfactory to the Landlord (counsel appointed by the Tenant’s insurer shall be deemed to be acceptable to the Landlord). The Landlord shall not be bound by any compromise or settlement of any such claim, action or proceeding without its prior written consent.

28  Parties’ Liability.

28.1  None of the following occurrences shall constitute a breach of this Agreement by the Landlord, a termination of the Term, an active or constructive eviction or an occurrence requiring an abatement of Rent:

28.1.1  the inability of the Landlord to provide any utility or service to be provided by the Landlord, as described in section 8 of this Agreement which is due to causes beyond the Landlord’s control, or to necessary or advisable improvements, maintenance, repairs or emergency, so long as the Landlord uses reasonable efforts and diligence under the circumstances to restore the interrupted service or utility;

28.1.2  any improvement, modification, alteration or other change made to the Tower Center Complex, the Property, the Building or the Common Facilities by the Landlord consistently with the Landlord’s obligations set forth in subsection 13.2 of this Agreement; and

28.1.3  any change in any Federal, state or local law or ordinance.

28.2  Except for the commencement, duration or termination of the Term (other than under the circumstances contemplated by subsection 15.1 of this Agreement), the Tenant’s obligation to make timely payments of Rent, the Tenant’s obligation to maintain certain insurance coverage in effect, the Tenant’s failure to perform any of its other obligations under this Agreement if such failure has caused loss or damage that can not promptly be cured by subsequent act of the Tenant and the period within which any type of option or optional right exercisable by the Tenant must be exercised, any period of time during which the Landlord or the Tenant is prevented from performing any of its respective obligations under this Agreement because of fire, any other casualty or catastrophe, strikes, lockouts, civil commotion, acts of God or the public enemy, governmental prohibitions or preemptions, embargoes or inability to obtain labor or material due to shortage, governmental regulation or prohibition or any other cause beyond the Landlord’s control, shall be added to the time when such performance is otherwise required under this Agreement.

28.3  In the event the Landlord is an individual, partnership, joint venture, association or a participant in a joint tenancy or tenancy in common, the Landlord, the partners, venturers, members and joint owners shall not have any personal liability or obligation under or in connection with this Agreement or the Tenant’s use and occupancy of the Leased Premises; but recourse shall be limited exclusively to the Landlord’s interest in the Building.

28.4  If, at any time during the Term, the payment or collection of any Rent otherwise due under this Agreement shall be limited, frozen or otherwise subjected to a moratorium by applicable law, and such limitation, freeze or other moratorium shall subsequently be lifted, whether before or after the termination of the Term, such aggregate amount of Rent as shall not have been paid or collected during the Term on account of any such limitation, freeze or other moratorium, shall thereupon be due and payable at once as allowed by law. There shall be added to the maximum period of any otherwise applicable statute of limitation the entire period during which any such limitation, freeze or other moratorium shall have been in effect.

28.5  If this Agreement is executed by more than one person as the Tenant, their liability under this Agreement and in connection with the use and occupancy of the Leased Premises shall be joint and several.

28.6  In the event any rate of interest, or other charge in the nature of interest, calculated as set forth in this Agreement would lead to the imposition of a rate of interest in excess of the maximum rate permitted by applicable usury law, only the maximum rate permitted shall be charged and collected.

28.7  The rule of construction that any ambiguities that may be contained in any contract shall be construed against the party drafting the contract shall be inapplicable in construing this Agreement.

29 Security Deposit.

29.1  The Tenant shall pay to the Landlord upon execution and delivery of this Agreement the sum of $1,280,160.00 as a security deposit, in the form of a letter of credit as described in subsection 29.2 of this Agreement, to be held by the Landlord as security for the Tenant’s performance of all the Tenant’s obligations under this Agreement. The Tenant shall not encumber the Security Deposit. If there has been no Event of Default, within thirty (30) days after termination of the Term the Landlord shall return the entire balance of the Security Deposit to the Tenant. The Tenant will not look to any foreclosing mortgagee of the Property, the Building, the Common Facilities or any interest therein for such return of the balance of the Security Deposit, unless the mortgagee has expressly assumed the Landlord’s obligations under this Agreement or has actually received the balance of the Security Deposit.

29.2  The Security Deposit contemplated by subsection 29.1 of this Agreement shall be in the form of an irrevocable letter of credit in the amount of the Security Deposit for the benefit of the Landlord, draws upon which are conditioned only on the Landlord’s certification of the occurrence of an Event of Default that, at the time of the draw, shall not have been cured in full by the Tenant.  The letter of credit shall be issued by a reputable commercial bank operating in the United States reasonably satisfactory to the Landlord.  The letter of credit shall be held by the Landlord as a Security Deposit for the Tenant’s performance of all the Tenant’s obligations under this Agreement. The Landlord, in its sole discretion, may draw upon the Security Deposit to cure any Event of Default under this Agreement.  If any such application is made, upon notice by the Landlord to the Tenant, the Tenant shall promptly replace the amount so applied in the form of an additional letter of credit with otherwise similar terms.  The letter of credit shall be for a term equal to the Term or, if the issuer of the letter of credit regularly and customarily only issues letters of credit for shorter terms, for the longest of such shorter regular and customary terms, but in no event for a term shorter than one year.  If the letter of credit is issued for a term shorter than the Term, the Tenant shall obtain and deliver to the Landlord a renewal letter of credit for a term equal to the shorter of (i) the balance of the Term or (ii) the longest of the issuer’s regular and customary terms, no later than 30 days prior to expiration of the term of the then current letter of credit.  If the Tenant shall fail to obtain and deliver to the Landlord on a timely basis any such conforming renewal letter of credit, the Landlord shall have the right to draw 100% of the then current letter of credit and hold the proceeds as a cash Security Deposit in accordance with subsection 29.1 of this Agreement.

30  Representations. The Tenant hereby represents and warrants that:

30.1  no broker or other agent has shown the Leased Premises or the Building to the Tenant, or brought either to the Tenant’s attention, except Newmark JGT of New Jersey, LLC, whose entire commission therefor is set forth in a separate document and which commission the Tenant understands will be paid by the Landlord directly to the person named;

30.2  the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant have been duly and validly authorized by its general partners, to the extent required by their partnership agreement and applicable law, if the Tenant is a partnership or, if the Tenant is a limited liability company, by its representative(s) and members to the extent required by their operating agreement and applicable law or, if the Tenant is a corporation, by its board of directors and, if necessary, by its stockholders at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; and no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to the Tenant’s execution and delivery of this Agreement; and

30.3  the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Agreement by the Tenant will not result in a breach or violation of, or constitute a default under, the provisions of any statute, charter, certificate of incorporation or bylaws or partnership agreement of the Tenant or any affiliate of the Tenant, as presently in effect, or any indenture, mortgage, lease, deed of trust, other agreement, instrument, franchise, permit, license, decree, order, notice, judgment, rule or order to or of which the Tenant or any affiliate of the Tenant is a party, a subject or a recipient or by which the Tenant, any affiliate of the Tenant or any of their respective properties and other assets is bound, except the Tenant’s Current Lease.

31  Reservation in Favor of Tenant .  Neither the Landlord’s forwarding a copy of this document to any prospective tenant nor any other act on the part of the Landlord prior to execution and delivery of this Agreement by the Landlord shall give rise to any implication that any prospective tenant has a reservation, an option to lease or an outstanding offer to lease any premises.

32  Tenant’s Certificates and Mortgagee Notice Requirements.

32.1  Promptly upon request of the Landlord at any time or from time to time, but in no event more than fifteen (15) days after the Landlord’s respective request, the Tenant shall execute, acknowledge and deliver to the Landlord or its designee an estoppel or other certificate, satisfactory in form and substance to the Landlord and any of its mortgagees, ground lessors or lessees or transferees or prospective mortgagees, ground lessors or lessees or transferees, with respect to any of or all the following matters:

32.1.1  whether this Agreement is then in full force and effect;

32.1.2  whether this Agreement has not been amended, modified, superseded, canceled, repudiated or revoked;

32.1.3  whether the Landlord has satisfactorily completed all construction work, if any, required of the Landlord or contractors selected and retained by the Landlord in connection with readying the Leased Premises for occupancy by the Tenant in accordance with section 5 of this Agreement;

32.1.4  whether the Tenant is then in actual possession of the Leased Premises;

32.1.5  whether the Tenant then has no defenses or counterclaims under this Agreement or otherwise against the Landlord or with respect to the Leased Premises;

32.1.6  whether the Landlord is not then in breach of this Agreement in any respect;

32.1.7  whether the Tenant then has no knowledge of any assignment of this Agreement, the pledging or granting of any security interest in this Agreement or in Rent due and to become due under this Agreement;

32.1.8  whether Rent is not then accruing under this Agreement in accordance with its terms;

32.1.9  whether any Rent is not then in arrears;

32.1.10  whether Rent due or to become due under this Agreement has not been prepaid by more than one month;

32.1.11  if the response to any of the foregoing matters is in the negative, a specification of all the precise reasons that necessitated the negative response in each instance; and

32.1.12  any other matter reasonably requested by the Landlord or any of its mortgagees, ground lessors or lessees or transferees or prospective mortgagees, ground lessors or lessees or transferees, including, without limiting the generality of the foregoing, such information as the Landlord may request for purposes of assuring compliance with the Industrial Site Recovery Act (13 N.J.S.A. 1K-6 et seq.), as it may be amended, and any other applicable Federal, state or local statute, ordinance, rule, regulation or order concerned with environmental matters.

32.2  If, in connection with the Landlord’s or a prospective transferee’s obtaining financing or refinancing of the Property, the Building, the Common Facilities, any portion thereof or any interest therein, the Landlord or a prospective lender shall so request, the Tenant shall furnish to the requesting party within fifteen (15) days of the request:

32.2.1  its written consent to any requested modifications of this Agreement provided that, in each such instance, the requested modification does not increase the Rent otherwise due or, in the reasonable judgment of the Tenant, otherwise materially increase the obligations of the Tenant under this Agreement or materially adversely affect the Tenant’s leasehold interest created hereby or the Tenant’s use and enjoyment of the Leased Premises (except in the circumstances contemplated by section 16 of this Agreement); and

32.2.2  summary financial information regarding its financial position as of the close of its most recently completed fiscal year and its most recently completed interim fiscal period and regarding its results of operations for the periods then ended and comparable year earlier periods, certified by the Tenant’s chief financial officer to be a complete, accurate and fair presentation of the summary financial information purporting to be set forth therein.

32.3  If the Landlord or any of its mortgagees gives notice to the Tenant of any of their respective names and addresses from time to time, the Tenant shall give notice to each such mortgagee of any notice of breach or default previously or afterwards given by the Tenant to the Landlord under this Agreement and provide in such notice that if the Landlord has not cured such breach or default within any permissible cure period then such mortgagee shall have the greater of (a) an additional period of thirty (30) days or (b) if such default cannot practically be cured within such period, such additional period as is reasonable under the circumstances, within which to cure such default. Upon request of the Landlord at any time or from time to time, the Tenant shall execute, acknowledge and deliver to the Landlord or its designee an acknowledgment of receipt of any such notice, an acknowledgment of receipt of any notice of assignment of this Agreement or rights hereunder by the Landlord to any of its mortgagees and the Tenant’s agreement to the foregoing effect on the respective forms, if any, furnished by the Landlord or the respective mortgagees.

32.4  Promptly upon request of the Tenant at any time or from time to time, but in no event more than fifteen (15) days after the Tenant’s respective request, the Landlord shall execute, acknowledge and deliver to the Tenant or its designee an estoppel or other certificate, satisfactory in form and substance to the Tenant and any of its assignees or sublessees or prospective assignees or sublessees, with respect to any or all of the following matters:

32.4.1  whether this Agreement is then in full force and effect;

32.4.2  whether this Agreement has not been amended, modified, superseded, canceled, repudiated or revoked;

32.4.3  whether the Tenant is then in actual possession of the Leased Premises;

32.4.4  whether the Tenant is not then in breach of this Agreement in any respect;

32.4.5  whether Rent is not then accruing under this Agreement in accordance with its terms;

32.4.6 whether any Rent is not then in arrears;

32.4.7  whether Rent due or to become due under this Agreement has not been prepaid by more than one month;

32.4.8  if the response to any of the foregoing matters is in the negative, a specification of all the precise reasons that necessitated the negative response in each instance; and

32.4.9  any other matter reasonably requested by the Tenant or any of its assignees or sublessees or prospective assignees or sublessees, including, without limiting the generality of the foregoing, such information as the Tenant may request for purposes of assuring compliance with the Industrial Site Recovery Act (13 N.J.S.A. 1K-6 et seq.), as it may be amended, and any other applicable Federal, state or local statute, ordinance, rule, regulation or order concerned with environmental matters.

33  Appraisal, Waiver of Jury Trial and Arbitration.

33.1  If the Landlord and the Tenant are unable, at any time of reference, to agree on the Market Rental Rate whenever a determination of the Market Rental Rate is required under this Agreement (other than in the context of Holdover Damages), within 15 days after this appraisal procedure is invoked by either party, each shall appoint one qualified appraiser of its choice which two appraisers shall then together choose a third qualified appraiser within 10 days after their appointment. Within 20 days after the appointment of the third appraiser, each of the three appraisers shall submit his or her opinion of the Market Rental Rate, as defined in, and at the time specified by, the definition of Market Rental Rate set forth in Exhibit E attached hereto, by notice to the Landlord and the Tenant. The Market Rental Rate shall be the arithmetic mean of the two closest appraisers’ opinions, unless the absolute difference between the middle opinion and the highest and lowest opinion, respectively, is equal, in which case the middle opinion shall be the Market Rental Rate. Any determination of the Market Rental Rate in accordance with this subsection 33.1 of the Agreement shall be final and binding on, and not appealable by, the Landlord and the Tenant with respect to the respective instance in which the appraisal procedure was invoked. An appraiser shall be qualified, as that phrase is used in this subsection 33.1 of the Agreement, if he is independent, a member in good standing of the Appraisal Institute (successor to the American Institute of Real Estate Appraisers), has substantial prior experience appraising the market rental values of leased offices in office buildings located in Middlesex County, New Jersey and is not named in subsection 30.1 of this Agreement. The expense of the third appraiser shall be borne equally by the Landlord and the Tenant; otherwise each party shall bear the expense of its respective appraiser.

33.2  The parties hereby waive any right they might otherwise have to a trial by jury in connection with any dispute arising out of or in connection with this Agreement or the use and occupancy of the Leased Premises; and, except as otherwise set forth in subsection 33.1 of this Agreement, they hereby consent to arbitration of any such dispute in East Brunswick, New Jersey, in accordance with the rules for commercial arbitration of the American Arbitration Association or successor organization, except that the Landlord or the Tenant, each in its respective sole discretion, may, with respect to any dispute involving either (i) the Landlord’s right to re-enter and re-take possession of the Leased Premises or (ii) the determination of money damages following the occurrence of an Event of Default under this Agreement, elect to pursue any of or all its rights in any court of competent jurisdiction. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

34  Severability. In the event that any provision of this Agreement, or the application of any provision in any instance, shall be conclusively determined by a court of competent jurisdiction to be illegal, invalid or otherwise unenforceable, such determination shall not affect the validity or enforceability of the balance of this Agreement.

35  Notices. All notices contemplated by, permitted or required by this Agreement shall be in writing. All notices required by this Agreement shall be personally delivered or forwarded by certified mail—return receipt requested, addressed to the intended party at its address first set forth above (adding, in the case of notices to the Landlord after the Commencement Date, “Attention: Lease Administration”) or, in the case of notices to the Tenant during the Term or any other period during which the Tenant shall be in possession of the Leased Premises, at the Leased Premises. Either party may from time to time change the address prescribed in this Agreement for notices to it by notice to the other. All notices required under this Agreement shall be deemed given upon their deposit, properly addressed and postage prepaid, in a postal depository or upon personal delivery to the intended party, regardless of whether delivery shall be refused.

36  Captions. Captions have been inserted at the beginning of each section of this Agreement for convenience of reference only and such captions shall not affect the construction or interpretation of any such section of this Agreement.

37  Counterparts. This Agreement may be executed in more than one counterpart, each of which shall constitute an original of this Agreement but all of which, taken together, shall constitute one and the same Agreement.

38  Applicable Law. This Agreement and the obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

39  Exclusive Benefit. Except as may be otherwise specifically set forth in this Agreement, this Agreement is made exclusively for the benefit of the parties hereto and their permitted assignees and no one else shall be entitled to any right, remedy or claim by reason of any provision of this Agreement.

40  Successors. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

41  Amendments. This Agreement contains the entire agreement of the parties hereto, subsumes all prior discussions and negotiations and, except as may otherwise be specifically set forth in this Agreement, this Agreement may not be amended or otherwise modified except by a writing signed by all the parties to this Agreement.

42  Waiver. Except as may otherwise be specifically set forth in this Agreement, the failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty set forth in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement. The Landlord’s acceptance of, or endorsement on, any partial payment of Rent or any late payment of Rent from the Tenant shall not operate as a waiver of the Landlord’s right to the balance of the Rent due on a timely basis regardless of any writing to the contrary on, or accompanying, the Tenant’s partial payment or the Landlord’s putative acquiescence therein.

43  Course of Performance. No course of dealing or performance by the parties, or any of them, shall be admissible for the purpose of obtaining an interpretation or construction of this Agreement at variance with the express language of the Agreement itself.

44  Landlord’s Concessions.

44.1  Notwithstanding anything to the contrary that may be set forth in section 5 of this Agreement, if (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not have been a History of Recurring Events of Default, the Landlord shall (a) credit against any amount otherwise due to the Landlord from the Tenant as contemplated by section 5 of this Agreement, including, but not limited to, the Landlord’s price to perform the Tenant’s Buildout, an amount equal to the lesser of: (i) $1,333,500.00, or (ii) such amount as is otherwise due to the Landlord from the Tenant as contemplated by section 5 of this Agreement, including, but not limited to, the Landlord’s price to perform the Tenant’s Buildout, and (b) reimburse the Tenant, in accordance with this subsection 44.1, for payments made by the Tenant to its architect for the reasonable cost of architectural services related to the Tenant’s alterations, improvements or other modifications to the Leased Premises in accordance with section 5 of this Agreement in an amount equal to the lesser of: (i) the balance of $1,333,500.00, if any, remaining after application of the credit contemplated in (a) above, or (ii) the amount paid by the Tenant to its architect for the reasonable cost of architectural services related to the Tenant’s alterations, improvements or other modifications to the Leased Premises in accordance with section 5 of this Agreement, which amount (the total of (a) and (b) above), net of the Landlord’s fee contemplated by section 5 of this Agreement, is the “Landlord’s Contribution”.  If the total amount of the Tenant’s architect’s reasonable contract price and the Landlord’s price to perform the Tenant’s Buildout is less than or equal to the Landlord’s Contribution, the Landlord shall pay one hundred percent of each of said architect’s invoices and the Landlord’s general contractor’s invoices for the construction of the Tenant’s Buildout. If the total amount of the Tenant’s architect’s reasonable contract price and the Landlord’s price to perform the Tenant’s Buildout is more than the Landlord’s Contribution, the Landlord shall promptly deliver a complete copy of each invoice of the general contractor to the Tenant and the Tenant shall promptly deliver a complete copy of each invoice of the Tenant’s architect to the Landlord, as the case may be, and the Landlord shall credit and fund payment of that amount of each such invoice which bears the same ratio to the total amount of the respective invoice as the Landlord’s Contribution payable to the Tenant’s architect or the general contractor, as the case may be, bears to the total amount of the Tenant’s architect’s contract price and the Landlord’s price to perform the Tenant’s Buildout; and at the same time, the Tenant shall fund payment of the balance of the respective invoice by paying such balance to the Landlord within five (5) business days after the delivery of the copy of the respective invoice to the Tenant.

44.2  Notwithstanding anything to the contrary that may be set forth in section 5 of this Agreement, (a) (i) if no Event of Default shall have occurred or (ii) if any Event of Default shall have occurred, the Tenant shall have previously cured it in full and the Landlord shall have waived it and (b) if there shall not have been a History of Recurring Events of Default, the Tenant may require, by delivery of written notice to the Landlord within sixty (60) days after the Commencement Date, that the Landlord finance the reasonable cost to the Tenant of moving its furniture, fixtures and equipment from its current leased premises located at 70 Wood Avenue South, Iselin, New Jersey to the Leased Premises and the reasonable cost of furniture, fixtures and equipment purchased by the Tenant within one (1) year immediately following the Commencement Date for the exclusive use by the Tenant in the Leased Premises, within thirty (30) days after delivery by the Tenant to the Landlord of a complete copy of each invoice therefor, up to the maximum amount of $266,700.00 (the “Amount Financed”) over a period equal to the Initial Term, with interest at the rate of twelve (12%) percent per annum; and the Tenant shall repay the Amount Financed to the Landlord by making a constant monthly payment calculated as an annuity in arrears to the Landlord on the first day of each month during the Initial Term, which shall be in addition to all other Rent otherwise due under this Agreement.  Payments shall be applied first to any collection costs that may be due, second to interest due and lastly to reduction of the outstanding principal amount. In addition to any other remedies that may be applicable, upon the occurrence of any Event of Default, the Amount Financed, and the balance thereof from time to time, together with interest thereon, shall be subject to full acceleration at the option of the Landlord.

44.3  If, prior to the respective date of exercise thereof, (a)(i) no Event of Default shall have occurred or (ii) if any Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not have been a History of Recurring Events of Default, at any time and from time to time (but not more frequently than once in any period of 12 months) during the Initial Term, the Tenant shall have the right, exercisable exclusively at the time and in the manner set forth below in subsection 44.4 of this Agreement, to require that the Landlord (subject to any similar obligations of the Landlord to any tenants of Other Leased Premises at the time such notice is received and provided that the Landlord is not negotiating with another prospective tenant or existing tenant of Other Leased Premises for such Available Space in the Building at the time that such notice is received) whenever the Landlord becomes aware that the entire tenth floor (subject to the conditions stated below) or the entire eleventh floor of the Building is Available Space, give notice to the Tenant offering to lease such space to the Tenant at the Market Rental Rate then in effect (and specifying same for a term commencing and expiring on the respective dates set forth in the Landlord’s notice, and the Tenant shall have the right, exercisable exclusively at the time and in the manner set forth below in subsection 44.5 of this Agreement, to accept such gross rentable floor space at the Market Rental Rate so specified for a term commencing on the date set forth in the Landlord’s notice and continuing for the greater of (a) the balance of the Initial Term, or (b) five (5) years. Such requirement on the Landlord shall commence on the 10th day after the Tenant shall have timely and otherwise properly given each such notice to the Landlord and shall continue in effect until the earlier of: (i) the Tenant’s timely and otherwise proper acceptance of any such offer made by the Landlord or (ii) the Tenant’s failure to timely and otherwise properly accept any such offer made by the Landlord. This is the “Right to Lease Additional Space.” The Right to Lease Additional Space shall apply to the tenth floor of the Building only if the Tenant either (a) exercises the Right to Lease Additional Space with respect to both the entire tenth and eleventh floors, or (b) has previously entered into a lease with the Landlord for the entire eleventh floor of the Building. The Right to Lease Additional Space may not be exercised by any person other than the Tenant or an Affiliate of the Tenant to whom the Tenant has assigned this Agreement in accordance with the provisions of subsection 17.6 of this Agreement.

44.4  The Tenant shall exercise its right to require the Landlord to give the notices and make the offers contemplated by subsection 44.3 of this Agreement by giving timely and otherwise proper notice to the Landlord of its desire to lease additional space.

44.5  The Tenant shall exercise its right to accept any Landlord’s offer of additional space contemplated by subsection 44.3 of this Agreement, by giving notice of acceptance to the Landlord within twelve (12) business days after the Landlord gives notice of the offer to the Tenant. All additional space leased by the Tenant pursuant to the exercise of any Right to Lease Additional Space shall be taken AS IS. If the Tenant fails timely to accept any offer of the Landlord, its Right to Lease Additional Space shall thereupon terminate. In the event that the Tenant exercises its right to accept any Landlord’s offer of additional space contemplated by subsection 44.3 of this Agreement, and the expiration date of the term for the Additional Leased Premises is subsequent to the expiration date of the Initial Term for the Initial Leased Premises, then the Tenant shall have the option to extend the term of the Initial Term for the Initial Leased Premises for such an additional term (which additional term shall commence on the date which is immediately subsequent to the end of the Initial Term) such that the expiration date of the Initial Term for the Initial Leased Premises shall be the same as the expiration date of the term for the Additional Leased Premises.  The annual rate of Basic Rent for the Initial Leased Premises during such additional term shall be at the Market Rental Rate then in effect as specified by the Landlord.  Said option to extend the term of the Initial Term of the Initial Leased Premises may be exercised by the Tenant by giving notice of the exercise of said option simultaneously with the giving of notice by the Tenant of the exercise of its option to accept the Landlord’s offer for such additional space as set forth in this subsection 44.5.  In the event that the Tenant exercises the option set forth in this subsection 44.5 to extend the term of the Initial Term for the Initial Leased Premises prior to that date which is immediately prior to the seven (7) year anniversary of the Commencement Date, then all time periods set forth in section 6 of this Agreement shall be moved ahead one day for each day that the term of the Initial Term for the Initial Leased Premises is extended pursuant to this subsection 44.5.

44.6  If (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not have been a History of Recurring Events of Default, the amount of the Security Deposit required as set forth in section 29.1 of this Agreement shall be reduced as follows as provided in either 44.6.1 or 44.6.2, whichever is applicable:

44.6.1  if the Tenant elects to require the Landlord to finance any of the costs as described and provided in subsection 44.2 of this Agreement, then:

44.6.1.1  as of the first day of the forty second (42nd) calendar month following the Commencement Date, the amount of the Security Deposit required as set forth in section 29.1 of this Agreement shall be reduced to $853,440.00;

44.6.1.2  as of the first day of the sixty sixth (66th) calendar month immediately following the Commencement Date, the amount of the Security Deposit required as set forth in section 29.1 of this Agreement shall be reduced to $568,960.00; and

44.6.1.3  as of the first day of the ninetieth (90th) calendar month immediately following the Commencement Date, the amount of the Security Deposit required as set forth in section 29.1 of this Agreement shall be reduced to $284,480.00.

44.6.2  if the Tenant does not elect to require the

Landlord to finance any of the costs as described and provided in subsection 44.2 of this Agreement, then:

44.6.2.1  as of the first day of the thirtieth (30th) calendar month following the Commencement Date, the amount of the Security Deposit required as set forth in section 29.1 of this Agreement shall be reduced to $853,440.00;

44.6.2.2  as of the first day of the fifty fourth (54th) calendar month immediately following the Commencement Date, the amount of the Security Deposit required as set forth in section 29.1 of this Agreement shall be reduced to $568,960.00; and

44.6.2.3  as of the first day of the seventy eighth (78th) calendar month immediately following the Commencement Date, the amount of the Security Deposit required as set forth in section 29.1 of this Agreement shall be reduced to $284,480.00.

44.7  If, prior to the respective date of exercise thereof, (a)(i) no Event of Default shall have occurred or (ii) if any Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not have been a History of Recurring Events of Default, the Landlord hereby grants to the Tenant a non-exclusive license:

44.7.1  during the term, at its sole cost and expense, to install, maintain and replace a single satellite dish antenna and associated equipment (the “Antenna”) on the roof of the Building at such functional working location to be approved by the Landlord in its sole discretion (the “Licensed Area”) in accordance with a Tenant Plan regarding the installation (or, when applicable, the replacement) of the Antenna; and

44.7.1.1  during the Term to use and operate the Antenna exclusively for the Licensed Use (as hereinafter defined);

44.7.1.2  upon termination of the Term, to remove the Antenna from the Licensed Area (except as otherwise set forth in Section 21 of this Agreement) and restore: (i) any portions of the Licensed Area, the Building and the Property damaged in the process and (ii) the Licensed Area substantially to its condition immediately prior to the commencement of the Term, reasonable wear and use excepted; and

44.7.1.3  have such access to the Licensed Area as may be necessary to accomplish the foregoing.

44.7.2  The Landlord is making the Licensed Area available to the Tenant under the license granted hereby in the Licensed Area’s present “AS IS” condition.  The Landlord makes no warranty or representation that the Licensed Area is suitable for the Licensed Use.  The Tenant shall make whatever examination and study it deems necessary or appropriate to ascertain whether the Licensed Area is suitable for the Tenant’s Licensed Use.  The License granted hereby is not exclusive; and the Landlord hereby reserves for itself and for its rooftop manager, if any, the right to grant, renew or extend similar or dissimilar licenses to any and all other persons.  The Tenant’s availing itself of any rights or incurring any obligations under or in connection with the license granted hereby shall be exclusively at the Tenant’s expense and risk.  The Tenant shall use the Antenna exclusively for telecommunications purposes to serve the Leased Premises (the “Licensed Use”).  During the License, the Tenant shall: (i) maintain and repair both the Antenna and the Licensed Area; (ii) not damage the electrical or other systems or the structure of the Building or the Property or that of any tenant of Other Leased Premises in the course of installation, maintenance, operation, replacement, or removal of the Antenna; (iii) not permit or suffer the Antenna to interfere with the communications, data or video wires or cables of any other person or the signals carried thereby or by electromagnetic broadcast or with the computer equipment of any other person; and (iv) comply with all applicable Federal, state and local statutes, rules, regulations and ordinances and with rulings and orders of any governmental authority with jurisdiction regarding the Antenna or its installation, replacement, maintenance, removal or use.  Prior to installation, the Tenant shall provide the Landlord with one complete copy of each of the Antenna’s full specifications, installation manual, operational manual and any other manual provided by the manufacturer or installer and intended for the end user.

44.7.3  If the Tenant Plan shall require penetration of the Building’s roof for the installation of the satellite dish antenna (which shall not exceed 36-inch diameter) and related wiring, the Tenant shall cause its general contractor to subcontract with a so-called “bonded” roofing subcontractor (i.e. a contractor approved by the manufacturer of the Building’s roof system) approved by the Landlord for any roof penetration and restoration work (including any restoration required by section 21 of this Agreement in connection with removal of same) for the purpose of preserving unimpaired any roof warranties and service agreements in effect for the benefit of the Landlord and its general contractor.  The Tenant shall cause the Tenant Plan to show the installation of rooftop walkways between the Building’s nearest roof access and the equipment or lines installed for the purpose of obviating wear and tear on the roof by contractors and technicians servicing the equipment or lines from time to time and shall cause them to be installed; and, again utilizing a “bonded” roofing contractor, the Tenant shall restore the roof in a good and workmanlike manner to the condition it was in prior to the penetration, achieving full weatherproofing in the area of the penetration.  Upon termination of the Term, the Tenant shall, again utilizing a “bonded” roofing contractor, remove the satellite dish and related wiring and restore the roof in a good and workmanlike manner to the condition it was in prior to the penetration, achieving full weatherproofing in the area of the penetration.

44.7.4  Notwithstanding anything to the contrary set forth in this subsection 44.7, the Tenant shall:

44.7.4.1  be limited to a maximum of one roof

penetration;

44.7.4.2  not install any satellite dish of such a size and weight that, in the reasonable opinion of the Landlord’s structural engineer, would require any structural reinforcement of the building or any of its components.

44.7.4.3  pay the Landlord in addition to all other Rent due under this Agreement the following amount(s) per month of the Term:  (i) $100.00 for a satellite dish antenna up to 18 inches in diameter or width, (ii) $200.00 for a satellite dish antenna over 18 inches and not more than 36 inches in diameter or width, or (iii) $500.00 for a satellite dish antenna over 36 inches in diameter or width.

44.7.5  The Tenant shall, upon request of the Landlord, work directly with the Landlord’s rooftop manager in connection with the rights and obligations set forth in this subsection 44.7.

44.8  As further consideration for the Tenant to enter into this Agreement, if (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not have been a History of Recurring Events of Default, the Landlord shall, subject to the terms and conditions set forth in this Agreement, pay such rent obligations of the Tenant under the Tenant’s Current Lease as set forth below for the balance of the initial term of the Tenant’s Current Lease which accrue on and after the Commencement Date, up to the aggregate maximum amount of Five Hundred Thirty Nine Thousand ($539,000.00) Dollars subject to adjustment as follows (“Maximum Amount”):  (a) The Maximum Amount shall be increased by the amount of One Thousand Four Hundred Sixty Seven ($1,467.00) Dollars for each day by which the Commencement Date precedes November 1, 2002; and (b) The Maximum Amount shall be decreased by the amount of One Thousand Four Hundred Sixty Seven ($1,467.00) Dollars for each day by which the Commencement Date occurs later than November 1, 2002.

44.8.1  The Landlord shall be obligated to pay only the following monthly rental obligations of the Tenant under the Tenant’s Current Lease after delivery by the Tenant of a copy of the invoice or statement therefor to the Landlord:

44.8.1.1  Fixed rent pursuant to paragraph (d) of subsection 1.04 of the Tenant’s Current Lease;

44.8.1.2  Additional rent pursuant to sections 5.02 and 5.03 of the Tenant’s Current Lease, except that the Landlord shall not be obligated to pay any reconciliations pursuant to section 5.03 of the Tenant’s Current Lease pertaining to (i) any calendar year prior to the 2002 calendar year, and (ii) the portion of the 2002 calendar year occurring prior to the Commencement Date;

44.8.1.3  Additional rent pursuant to sections 5.05 and 5.06 of the Tenant’s Current Lease, except that the Landlord shall not be obligated to pay any reconciliations pursuant to section 5.06 pertaining to (i) any calendar year prior to the 2002 calendar year, and (ii) the pro-rata portion of the 2002 calendar year occurring prior to the Commencement Date; and

44.8.1.4  Additional rent pursuant to section 15.01 of the Tenant’s Current Lease.

44.8.2  Notwithstanding anything contained herein to the contrary, the Landlord shall have no obligation to pay any amounts due under the Tenant’s Current Lease for damages as a result of a default by the Tenant under the Tenant’s Current Lease, except any damages to which the Tenant is obligated to pay caused by the Landlord’s failure to fulfill its obligations under subsections 44.8.1.1, 44.8.1.2, 44.8.1.3 or 44.8.1.4 of this Agreement or as a result of the abandonment by the Tenant of the leased premises under the Tenant’s Current Lease, subject to the following:

44.8.2.1  in the event that a judgment issued by a court of competent jurisdiction provides for the acceleration of the rent due under the Tenant’s Current Lease as such damages, the Landlord shall pay such accelerated rent (pertaining only to rent accruing subsequent to the Commencement Date) when due and payable, provided that the Tenant shall have first paid to the Landlord, in accordance with section 29.2 of this Agreement, an amount of security deposit (in addition to the amount of security deposit as set forth in section 29.1 of this Agreement) equal to the amount of accelerated rent to be paid by the Landlord as damages. If (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) if there shall not have been a History of Recurring Events of Default, the amount of such additional Security Deposit required as set forth in this subsection 44.8.2.1 shall be reduced by the amount of Forty Four Thousand ($44,000.00) Dollars after each thirty (30) day period following the payment of such security deposit; and

44.8.2.2  in no event shall the amount paid or to be paid by the Landlord in satisfaction of the obligations of the Tenant under the Tenant’s Current Lease exceed in the aggregate the Maximum Amount as stated in section 44.8 of this Agreement; except the Maximum Amount shall not apply to (i) obligations of the Tenant under section 26.03 of the Tenant’s Current Lease or (ii) reasonable attorney’s fees and costs incurred by the Tenant in defending a lawsuit instituted by the landlord of the Tenant’s Current Lease, in either case based upon the Landlord’s failure to fulfill its obligations under subsections 44.8.1.1, 44.8.1.2, 44.8.1.3 or 44.8.1.4 of this Agreement or based upon the abandonment by the Tenant of the leased premises under the Tenant’s Current Lease as may be alleged by the landlord of the Tenant’s Current Lease, provided, however, that in the event that the landlord of the Tenant’s Current Lease institutes such lawsuit, the Landlord may, by notice to the Tenant, participate therein and, to the extent it may desire, assume the defense thereof through counsel selected by the Landlord.

44.8.3  Notwithstanding anything contained herein to the contrary, the Landlord shall have no obligation to pay any amounts due under the Tenant’s Current Lease arising out of the acts or omissions of the Tenant or for any other obligations pertaining to any period or accruing prior to the Commencement Date.

44.8.4  Except as provided in subsections 44.8.1 and 44.8.2 of this Agreement, the Tenant shall continue to perform and comply with all of its obligations under the Tenant’s Current Lease, including, but not limited to, the maintenance of insurance, repairs and maintenance, indemnification and environmental compliance.  The Tenant shall take no action or omit to take any action which could result in a default under or breach of the Tenant’s Current Lease or an increase in the obligations of the Landlord under subsections 44.8.1.1, 44.8.1.2, 44.8.1.3 or 44.8.1.4 of this Agreement.  In the event that the Tenant defaults under or is breach of the Tenant’s Current Lease other than as a result of the Landlord’s failure to perform its obligations under subsections 44.8.1.1, 44.8.1.2, 44.8.1.3 or 44.8.1.4 of this Agreement or as a result of the abandonment of the leased premises under the Tenant’s Current Lease, the Landlord shall be relieved of its obligations under this subsection 44.8.

44.8.5  The Landlord shall pay the rental obligations set forth in subsection 44.8.1 directly to the landlord of the Tenant’s Current Lease in accordance with the terms of the Tenant’s Current Lease.

44.8.6  The Tenant shall, at its sole cost and expense, quit and surrender the subject leased premises in accordance with Article 23 of the Tenant’s Current Lease within ten (10) days after the Commencement Date.

44.8.7  Upon the request by the Landlord, on such terms and conditions reasonably determined by the Landlord, the Tenant shall, subject to the terms and conditions of the Tenant’s Current Lease and subject to the consent of the landlord of the Tenant’s Current Lease, if required, assign, sublease or otherwise dispose of the Tenant’s rights under the Tenant’s Current Lease to the Landlord or a third party or enter into a termination and release agreement with the landlord of the Tenant’s Current Lease or negotiate terms of the Tenant’s Current Lease which are more favorable to the Tenant. Upon the assignment of the Tenant’s interest in the Tenant’s Current Lease, the Landlord shall have no obligations under this subsection 44.8 to the extent that such assignee pays obligations of the Tenant under the Tenant’s Current Lease. The Landlord shall be entitled to receive all rents and other consideration received or due and payable from any sublessee of the subject leased premises of the Tenant’s Current Lease to the extent that the Landlord has paid the rental obligations set forth in subsection 44.8.1 of this Agreement and the Tenant shall pay over to the Landlord any such rents or other consideration received from any such sublessee within ten (10) days after its receipt by the Tenant.

44.8.8  The Tenant shall not exercise any options to renew or expand or any other options or rights under the Tenant’s Current Lease.

44.8.9  The Tenant, within three (3) business days after its receipt thereof, shall furnish the Landlord with a copy of all bills, statements, notices, correspondence, claim or litigation documents and any other documentation received from the landlord of the Tenant’s Current Lease or delivered by the Tenant to the landlord of the Tenant’s Current Lease or served upon the Tenant.

44.8.10  The Tenant shall cooperate with the Landlord with respect to the obligations of the Landlord and the Tenant under this subsection and execute any and all documentation reasonably required to effectuate the terms of this subsection. The Tenant hereby appoints the Landlord as its attorney-in-fact to take any action to effectuate the terms of this subsection without the necessity of executing any further documentation.

44.8.11  As a condition to the Landlord performing its obligations under this subsection 44.8, the Tenant shall execute and deliver to the Landlord on the Commencement Date, the Tenant’s Certificate dated as of the Commencement Date, containing the terms and in the form of Exhibit G attached hereto.

44.8.12  Nothing herein shall be construed as an assignment by the Tenant to the Landlord of its rights, title and interest under the Lease or an assumption by the Landlord of the obligations of the Tenant under the Tenant’s Current Lease.

44.9  Subject to the Landlord’s review and approval of the Tenant Plan therefor, the Tenant shall have the right to cut through the floor plate of the fourteenth floor of the Building within the Initial Leased Premises to construct and install one set of stairs between the twelfth and the fourteenth floors of the Building within the Initial Leased Premises, provided that upon termination of the Term, or at any other time at which the Landlord, by virtue of any provision of this Agreement or otherwise has the right to re-enter and re-take possession of the Leased Premises, the Tenant shall, at its sole cost and expense, remove such stairs and any other alterations, improvements and other modifications constructed or installed in connection therewith as set forth in the Tenant Plan, and restore to the same condition as existing as of the date hereof, including, but not limited to, the heating, ventilation and air conditioning systems, the sprinkler systems and Walker duct systems.  Notwithstanding the foregoing, in the event that (i) the Tenant occupies the Initial Leased Premises during the entire Initial Term and the entire Renewal Term, (ii) the Tenant fulfills all of its obligations under this Agreement during the Initial Term and after exercising the Option to Renew fulfills all of its obligations under this Agreement during the Renewal Term, and (iii) if (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it and (b) there shall not have been a History of Recurring Events of Default, the Tenant shall be relieved of its obligation herein to remove and restore such stairs and any such other alterations, improvements or other modifications constructed or installed in connection therewith.

44.10  Subject to the Landlord’s review and approval of the Tenant Plan therefor, the Tenant shall have the non-exclusive right, subject to the Landlord’s review and reasonable approval, to use the existing risers and chases located in the Common Facilities between the Leased Premises and other portions of the Building, subject to space availability, for the installation and maintenance of conduits, cables and other devices for telecommunications and data processing, supplemental heating, ventilation and air conditioning systems and other facilities serving the Leased Premises consistent with the Tenant’s use of the Leased Premises and other portions of the Building.  If there is no available space in such existing risers or chases for telecommunications or data processing conduits or cables, then Tenant, at its sole cost and expense, subject to the prior review and reasonable approval of a Tenant Plan furnished by the Tenant, may construct and install new risers or chases in the Common Facilities between the Leased Premises and other portions of the Building for its non-exclusive use for the installation and maintenance of conduits, cables and other devices for telecommunications and data processing serving the Leased Premises.  The Tenant shall not permit or suffer any of its installations described in this subsection to interfere with the communications, data or video wires or cables of any other person or the signals carried thereby or with the computer equipment of any other person.

44.11  Notwithstanding anything to the contrary that may be set forth in subsection 28.1 of this Agreement, if (a) electricity, water, or, between May 15th and September 30th of each year during the Term, building standard air conditioning during Regular Business Hours or, between October 15th and May 14th, heat as needed to the Building or to the Leased Premises or any material portion of either is interrupted for a period of more than seven (7) consecutive business days; and (b) if, and to the extent, the Tenant is prevented by such interruption from using the Leased Premises or any material portion thereof; and (c) if the cause of such interruption is located on the Property and distinctly within the control of the Landlord to cure (as opposed to interruptions caused by a utility or vendor outage affecting other properties in the area as well as the Property), then Rent shall abate, to the extent the Tenant is prevented by such interruption from using the Leased Premises or any material portion thereof, from the day after the conclusion of such seven (7) consecutive business day period until such interruption is so cured that the Tenant may again utilize the Leased Premises or the material portion thereof it was prevented thereby from using as a result of such interruption.

44.12  Notwithstanding anything contained herein to the contrary, if (a)(i) no Event of Default shall have occurred or (ii) if any Event of Default shall have occurred, the Tenant shall have previously cured it in full and the Landlord shall have waived it, and (b) in the event the Landlord shall have failed to achieve Substantial Completion of the Tenant’s Buildout on or before that date which is nine (9) months after the issuance by the Municipality of full permitting, including, but not limited to, building, electrical, plumbing and fire, for Tenant’s Buildout (exclusive of force majeure reasons and adjusted on a day for day basis as a result of Tenant Delay), then Tenant shall have the option, exercisable exclusively by written notice to the Landlord given within fourteen (14) days after the end of said nine (9) month period and before the Landlord shall have achieved Substantial Completion of the Tenant’s Buildout, to cancel this Agreement effective immediately.  This is the “Option to Cancel”.  In the event that the Tenant fails to timely and properly exercise the Option to Cancel, then this Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be executed as of the date first above written.

LANDLORD:

SCV Partners

By:	Boston Properties Limited Partnership, a general partner

	By:	Boston Properties, Inc., its general partner

	By:	/s/ Mitchell Landis,
Mitchell Landis,
Senior Vice President

By:	Boston Properties, L.L.C., a general partner

	By:	Boston Properties Limited Partnership, its managing member

	By:	Boston Properties, Inc., its general partner

	By:	/s/ Mitchell Landis,
Mitchell Landis,
Senior Vice President

TENANT:

Bio-Technology General Corp.

By:	/s/ Robert M. Shaw

Name:		Robert M. Shaw

Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT A

INITIAL LEASED PREMISES FLOOR SPACE DIAGRAM

1

EXHIBIT B

PROPERTY DESCRIPTION

All that certain parcel of land situate in the Township of East Brunswick, Middlesex County, New Jersey, more particularly described as follows:

The parcel of land constituting a part of the One Tower Center Condominium Unit as defined and created under that certain Master Deed for the Tower Center South Condominium, dated October 2, 1987, and recorded on October 7, 1987, in Deed Book 3651 at pp. 140 ff. in the Middlesex County Clerk’s Office, as the same may now or hereafter be lawfully amended and supplemented from time to time (the “Master Deed”), together with: (i) an undivided 33.33% interest in the Common Elements defined in the Master Deed; (ii) the free and common uses, rights, privileges and easements set forth in the Master Deed; and (iii) the free and common uses, rights, privileges and easements set forth in the Declaration of Easement recorded in Middlesex County Deed Book 3651 at pp. 244 ff., as it may now or hereafter by amended or supplemented from time to time.

1

EXHIBIT C

BUILDING DESCRIPTION

The Building’s structure is a 23-story office building (including a 7-story parking deck) of Construction Type 1B with sprinklers, a steel frame, a metal deck and concrete floor system, an aluminum curtain wall and an exterior facade of granite and insulated glass. The floors will sustain a live load of 50 pounds per square foot of usable floor space plus an allowance of 20 pounds per square foot for partitions and will have a typical bay size of 30 feet by 30 feet.

Among other Common Facilities, the Building will contain one men’s and one women’s bathroom on each floor, one water cooler on each floor and six gearless traction passenger elevators of which five have a capacity of 3,500 pounds each and the sixth has a capacity of 4,000 pounds.

“Building standard” shall mean the type and grade of material, equipment, device or service designated by the Landlord as standard for leased premises in the Building.

The Tenant shall include the following information as part of its Tenant Plan:

1.             The location and extent of floor loading, if any, in excess of the building standard specified above.

2.             Special air conditioning requirements, if any, in excess of building standard.

3.             Plumbing requirements, if any.

4.             Estimated total electrical load, including lighting requirements, lighting switch requirements and electrical outlet requirements, if any, in excess of building standard, setting forth the amount of the load, locations and types.

5.             Necessary or appropriate engineering data and drawings with respect to the preceding four items.

1

EXHIBIT D

BUILDING RULES AND REGULATIONS

The following are the Building Rules and Regulations adopted in accordance with subsection 7.2.3 of the Agreement of which this exhibit is a part; and the Tenant and the Tenant’s employees, other agents and Guests shall comply with these Building Rules and Regulations:

1.  The sidewalks, driveways, entrances, passages, courts, lobby, esplanade areas, plazas, elevators, vestibules, stairways, corridors, halls and other Common Facilities shall not be obstructed or encumbered or used for any purpose other than ingress and egress to and from the Leased Premises. The Tenant shall not permit or suffer any of its employees, other agents or Guests to congregate in any of the said areas. No door mat of any kind whatsoever shall be placed or left in any public hall or outside any entry door of the Leased Premises.

2.  No awnings or other projections shall be attached to the outside walls of the Building. No curtains, drapes, blinds, shades or screens shall be attached to, hung in or used in connection with any window or door of the Leased Premises without the prior written consent of the Landlord. If such consent is given, such curtains, drapes, blinds, shades or screens shall be of a quality, type, design and color, and attached in the manner, approved by the Landlord.

3.  Except as otherwise specifically provided in subsection 18.1 of the Agreement, no sign, insignia, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed so as to be visible from outside the Leased Premises or the Building. In the event of the violation of the foregoing by the Tenant, the Landlord may remove same without any liability and may charge the expense incurred in such removal to the Tenant.

4.  The sashes, doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed and no bottles, parcels or other articles shall be placed on the window sills.

5.  No showcase or other articles shall be placed in front of or affixed to any part of the Building or the Common Facilities.

6.  The lavatories, water and wash closets and

1

other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or other substances shall be thrown or deposited therein. All damages resulting from any misuse thereof shall be repaired at the expense of the Tenant that permitted or suffered the violation hereof by the Tenant, the Tenant’s employees, other agents or Guests.

7.  The Tenant shall not mark, paint, drill into or in any way deface any part of the Leased Premises, the Building, the Common Facilities or the Property. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of the Landlord, and as the Landlord may direct. Linoleum and other resilient floor coverings shall be laid so that the same shall not come in direct contact with the floor of the Leased Premises; and if linoleum or other resilient floor coverings are desired, an interlining of builder’s deadening felt shall be first affixed to the floor by a paste or other material that is, and will remain, soluble in water. The use of cement or other adhesive material that either is not, or will not remain, soluble in water is prohibited.

8.  No bicycles, vehicles, animals, reptiles, fish or birds of any kind shall be brought into or kept in or about the Leased Premises.

9.  No noise including, without limiting the generality of the foregoing, music or the playing of musical instruments, recordings, radio or television which, in the reasonable judgment of the Landlord, might disturb tenants of Other Leased Premises shall be made or permitted by the Tenant. Nothing shall be done or permitted in the Leased Premises by the Tenant which would impair or interfere with the use or enjoyment of Other Leased Premises by any tenant thereof. Nothing shall be thrown out of the doors, windows or skylights or down the passageways of the Building.

10.  The Tenant shall not manufacture any commodity, or prepare or dispense any foods or beverages (except using a microwave oven or coffee machine), tobacco, flowers or other commodities or articles without the prior written consent of the Landlord.

11.  Duplicates of keys and passes distributed to the Tenant by the Landlord shall not be made. The Tenant shall provide appropriate security for keys. Nothing shall be done to render any lock inoperable by the Building Grand Master Key. No lock shall be installed without the Landlord’s prior written consent; and any lock so installed shall be operable by the Building Grand Master Key. Upon termination of the Term, all keys, passes and duplicates provided by the Landlord to the Tenant, or otherwise procured by the Tenant, shall be returned to the Landlord. Any failure to comply with the foregoing which requires changes in locks, new or additional keys, passes or

2

duplicates or other services of a locksmith shall be paid by the Tenant.

12.  All deliveries and removals, and the carrying in or out of any safes, freight, furniture, packages, boxes, crates or any other object or matter of any description shall take place during such hours, in such manner and in such elevators and passageways as the Landlord may determine from time to time. The Landlord reserves the right to inspect all objects and matter being brought into the Building or the Common Facilities and to exclude from the Building and the Common Facilities all objects and matter that violates any of these Building Rules and Regulations or that are contraband. The Landlord may (but shall not be obligated to) require any person leaving the Building or the Common Facilities with any package or object or matter from the Leased Premises to establish his authority from the Tenant to do so. The establishment and enforcement of such a requirement shall not impose any responsibility on the Landlord for the protection of the Tenant against the removal of property from the Leased Premises. The Landlord shall not be liable to the Tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Leased Premises or the Building or the Common Facilities under this rule.

13.  The Tenant shall not place any object in any portion of the Building that is in excess of the safe carrying or designed load capacity of the structure.

14.  The Landlord shall have the right to prohibit any advertising or display of any identifying sign by the Tenant which in the Landlord’s judgment tends to impair the reputation of the Building or its desirability; and, on written notice from the Landlord, the Tenant shall refrain from or discontinue such advertising or display of such identifying sign.

15.  The Landlord reserves the right to exclude from the Building and the Common Facilities during hours other than Regular Business Hours all persons who do not present a pass thereto signed by both the Landlord and the Tenant. All persons entering or leaving the Building or the Common Facilities during hours other than Regular Business may be required to sign a register. The Landlord will furnish passes to persons for whom the Tenant requests same in writing. The establishment and enforcement of such a requirement shall not impose any responsibility on the Landlord for the protection of the Tenant against unauthorized entry of persons.

16.  The Tenant, before closing and leaving the Leased Premises at any time shall see that all lights and appliances generating heat (other than the heating system) are turned off. All entrance doors to the Leased Premises shall be left locked by the Tenant when the Leased Premises are not in use. At any time when the Building or the Common Facilities are locked during hours other than Regular Business Hours, the

3

Building and the Common Facilities locks shall not be defeated by any means, such as by leaving a door ajar.

17.  No person shall go upon the roof of the Building without the prior written consent of the Landlord.

18.  Any requirements of the Tenant may be attended to only upon application at the office of the Building. The Landlord and its agents shall not perform any work or do any work or do anything outside of the Landlord’s obligations under the Agreement except upon special instructions from the Landlord on terms acceptable to the Landlord and the Tenant.

19.  Canvassing, soliciting and peddling in the Building and the Common Facilities are prohibited and the Tenant shall cooperate to prevent same.

20.  There shall not be used in any space, or in the public halls or other Common Facilities of the Building, in connection with the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material, or any other matter or thing, any hand trucks or dollies except those equipped with rubber tires, side guards and such other safeguards as the Landlord shall require. No hand trucks shall be used in passenger elevators, and no passenger elevators shall be used for the moving, delivery or receipt of the aforementioned articles. In connection with moving in or out any furniture, furnishings, equipment, heavy articles and heavy packages, the Tenant shall take such precautions as may be necessary to prevent excessive wear and tear in the Building’s Common Facilities and the Leased Premises including, without limiting the generality of the foregoing, floor and wall treatments.

21.  The Tenant shall not cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Leased Premises which might constitute a Nuisance. No cooking shall be done in the Leased Premises other than using a microwave oven or coffee machine, except as specifically permitted in the Agreement.

22.  The Landlord reserves the right not to enforce any Building Rule or Regulation against any tenants of Other Leased Premises. The Landlord reserves the right to rescind, amend or waive any Building Rule and Regulation when, in the Landlord’s reasonable judgment, it appears necessary or desirable for the reputation, safety, care or appearance of the Building or the preservation of good order therein or the operation of the Building or the comfort of tenants or others in the Building. No rescission, amendment or waiver of any Building Rule and Regulation in favor of one tenant shall operate as a rescission, amendment or waiver in favor of any other tenant.

4

EXHIBIT E

DEFINITIONS AND INDEX OF DEFINITIONS

In accordance with section 1 of the Agreement of which this exhibit is a part, throughout the Agreement the following terms and phrases shall have the meanings set forth or referred to below:

1      “Additional Leased Premises” means any portion of the interior of the Building (as viewed from the interior of the respective Additional Leased Premises) bounded by the interior sides of the unfinished floor and the finished ceiling on the applicable floor of the Building, the centers of all Common Walls and the exterior sides of all walls other than Common Walls that the Tenant may lease (other than the Initial Leased Premises) in the Building pursuant to the Tenant’s exercise of any Right to Lease Additional Space.

2      “Additional Rent” means all amounts, other than Basic Rent and any Security Deposit, required to be paid by the Tenant to the Landlord in accordance with this Agreement.

3      “Affiliate” of any person means a person controlling, controlled by, or under common control with, that person.

4      “Agreement” means this Lease and Lease Agreement (including exhibits), as it may have been amended.

5      “Allocable Share” means, when used in the context of maintenance and other charges and assessments of the Tower Center South Condominium Association, 33.3% of charges and assessments for maintenance of areas outside the Building and outside the other two buildings forming a part of the respective condominium units within the Tower Center South Condominium (with the exception of charges for maintenance of a utility line, if any, that serves only the Building, in which case 100% thereof) and 100% of charges and assessments for operation and maintenance of the garage areas in the Building; and means, when used in the context of the Tower Center North Condominium Association or the Upper Building Unit, none of the Tower Center North Condominium Association’s charges and other assessments to the Upper Building Unit (or successor condominium unit).

6      “Annual Amortized Capital Expenditure” means the payment amount determined as an annuity in arrears using the cost incurred by the Landlord for any Capital Expenditure (as said term is defined in this Agreement) as the present value, the number of years of its useful life (not exceeding ten (10) years) selected by the Landlord in accordance with generally applied

1

real estate accounting practice as the number of periods and the Base Rate in effect when the respective improvement is first placed into service plus two (2) additional percentage points as the annual rate of interest. Notwithstanding the foregoing, for the purposes of calculating the Annual Amortized Capital Expenditure related to the cost incurred by the Landlord for any Capital Expenditure, the maximum amount of the cost of any such Capital Expenditure made by the Landlord which may be included by the Landlord in the calculation of the Annual Amortized Capital Expenditure for the Tenant in each calendar year during the Term shall not exceed the amount of Fifty ($0.50) Cents per square foot of rentable space in the Building ($0.50 x 405,006 rentable square feet = $202,503.00) for each such Capital Expenditure. By way of example, if the amount of the cost incurred by the Landlord for a new Capital Expenditure made by the Landlord in calendar year 2003 is $500,000.00 and such Capital Expenditure has a useful life of 10 years, the amount of such Capital Expenditure which may be included in the calculation of the Annual Amortized Capital Expenditure in each calendar year commencing with calendar year 2004 shall be $50,000.00 plus interest, and based upon the initial Tenant’s Share of 13.17%, the Tenant’s Share of such Annual Annualized Capital Expenditure would equal $6,585.00 plus interest; if the amount of the cost incurred by the Landlord for a new Capital Expenditure made by the Landlord in calendar year 2005 is $2,500,000.00 and the useful life of such Capital Expenditure is 10 years, the maximum amount of such new Capital Expenditure which may be included in the calculation of the Annual Amortized Capital Expenditure in each calendar year commencing with calendar year 2005 shall be $202,503.00, and based upon the initial Tenant’s Share of 13.17%, the Tenant’s Share of such Annual Annualized Capital Expenditure would equal $26,669.65. Therefore, assuming that the above examples were the only Capital Expenditures made by the Landlord in calendar years 2003 through 2005 respectively, the Tenant’s Share of the total Annual Amortized Capital Expenditures in calendar year 2005 would then equal the aggregate amount of $6,585.00 plus interest plus $26,669.65.

7      “Available Space” means, when used in the context of the Right to Lease Additional Space, Other Leased Premises that will become available for lease to others, generally and without limitation or restriction, due to the termination of the term of the lease with its then present tenant and the tenant’s unwillingness to renew or otherwise extend the term, regardless of whether any such renewal or other extension is pursuant to a renewal or extension right or option set forth in the then present tenant’s lease, or not.

8      “Base Rate” means the prime commercial lending rate per year as announced from time to time by The Chase Manhattan Bank (National Association) at its principal office in New York City.

9      “Base Year” means the full calendar year 2003 with respect to Operational Expenses and Taxes.

2

10    “Base Year Operational Expenses” means actual Operational Expenses incurred by the Landlord with respect to the Base Year.

11    “Base Year Taxes” means actual Taxes incurred by the Landlord with respect to the Property and the Building with respect to the Base Year.

12    “Basic Rent” is defined in subsection 3.2 of this Agreement.

13    “Building” means the office building and garage erected constituting a part of the One Tower Center condominium unit in the Tower Center South Condominium, which is commonly known as One Tower Center, East Brunswick, New Jersey 08816, as it may be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term, in accordance with the master deed, as it may be amended, of the Tower Center South Condominium. As the Building is presently constructed, it consists of 405,006 gross rentable square feet of floor space.

14    “Building Description” means Exhibit C attached hereto which generally describes the type of construction of the Building.

15    “Building standard” is defined in Exhibit C of this Agreement.

16    “Capital Expenditure” is defined in subsection 10.3 of this Agreement.

17    “Commencement Date” is defined in section 4 of this Agreement.

18    “Common Facilities” means the areas, facilities and improvements provided by the Landlord in the Building (except the Leased Premises and the Other Leased Premises) and on or about the Property, including, without limiting the generality of the foregoing, the Parking Facilities and access roads thereto, for non-exclusive use by the Tenant in accordance with subsection 2.3 of this Agreement, as they may, in the Landlord’s sole discretion, be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term.

19    “Common Walls” means those walls which separate the Leased Premises from Other Leased Premises.

20    “Electric Charges” means all the supplying utility’s charges for, or in connection with, furnishing electricity including charges determined by actual usage, any seasonal adjustments, demand charges, energy charges, energy adjustment charges and any other charges, howsoever denominated, of the supplying utility, including sales and excise taxes and the like.

21    “Event of Default” is defined in section 22 of this Agreement.

3

22    “Expiring Term” means, at the time of reference, the Term as it is then scheduled to expire.

23    The Tenant’s “Guests” shall mean the Tenant’s licensees, invitees and all others in, on or about the Leased Premises, the Building, the Common Facilities or the Property, either at the Tenant’s express or implied request or invitation or for the purpose of soliciting or visiting the Tenant.

24    A “History of Recurring Events of Default” means the occurrence of three or more Events of Default (whether or not cured by the Tenant) in any period of twelve (12) months.

25    “Holdover Damages” is defined in subsection 23.4 of this Agreement.

26    The “Index” means the “all items” index figure for the New York Northeastern New Jersey average of the Consumer Price Index for all urban wage earners and clerical workers which uses a base period of 1982-84=100, published by the United States Department of Labor, so long as it continues to be published. If the Index is not published for a period of three consecutive months, or if its base period is changed, the term “Index” shall mean that index, as nearly equivalent in purpose, function and coverage as practicable to the original Index, which the Landlord shall have designated by notice to the Tenant.

27    “Initial Leased Premises” means that portion of the interior of the Building (as viewed from the interior of the Leased Premises) bounded by the interior sides of the unfinished floor and the finished ceiling on the twelfth and fourteenth floors (as the floors have been designated by the Landlord) of the Building, the centers of all Common Walls and the exterior sides of all walls other than Common Walls, the outline of which floor space is designated on the diagram set forth in Exhibit A attached hereto, which portion contains 41,031 square feet of usable floor space and 53,340 square feet of gross rentable floor space; and references within this Agreement to the usable floor space and the gross rentable floor space, respectively, of the Leased Premises shall mean the respective quantities herein specified.

28    “Initial Year” means the first twelve (12) full calendar months of the Term occurring on and after the Commencement Date (if the Commencement Date occurs on the first day of a calendar month) or occurring after the Commencement Date (if the Commencement Date occurs on other than the first day of a calendar month.)

29    “Initial Term” means the period so designated in subsection 4.1 of this Agreement.

30    “Initial Year” means the first twelve (12) full calendar

4

months of the Initial Term.

31    “Landlord” means the person so designated at the beginning of this Agreement and those successors to the Landlord’s interest in the Property and/or the Landlord’s rights and obligations under this Agreement contemplated by section 26 of this Agreement.

32    “Lease Year” means the Initial Year and each succeeding period of twelve (12) consecutive calendar months that commences immediately after the end of the immediately preceding Lease Year.

33    “Leased Premises” means the Initial Leased Premises and, at the time of reference, any Additional Leased Premises.

34    “Legal Holidays” means New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

35    “Market Rental Rate” means, at the time of reference, the gross rentable floor space of the Leased Premises multiplied by the greater of: (a) taking into account concessions and allowances then available in the marketplace, as applicable in the particular context, that annual rate of Basic Rent per square foot of gross rentable floor space which is then being quoted by the Landlord for comparable Other Leased Premises (or would then be quoted if comparable Other Leased Premises were then available) or (b) that annual rate of Basic Rent per square foot of gross rentable floor space in effect during the last twelve (12) months of the Expiring Term.

36    “Municipality” means the Township of East Brunswick in Middlesex County, New Jersey, or any successor municipality with jurisdiction over the Property.

37    “Net Utilities Expenses” mean Electric Charges (other than Tenant Electric Charges) and all charges for any other fuel that may be used in providing electricity and services powered by electricity that the Landlord provides in accordance with section 8 of this Agreement to the Building, the Leased Premises, Other Leased Premises, the Common Facilities and the Property, including sales and excise taxes and the like, but not including any mark-up by the Landlord of the Landlord’s charges from the provider of such electricity and services.

38    “No Pass Through Period” means, in the context of Operational Expenses and Taxes, the period beginning on the Commencement Date and ending on December 31, 2003.

39    “Nuisance” means any condition or occurrence which unreasonably or materially interferes with the authorized use and enjoyment of the Other Leased Premises and the Common Facilities by any tenant of Other Leased Premises or by any person authorized to use any Other Leased Premises or Common Facilities or with the

5

authorized use of any other areas, buildings or other improvements in the Tower Center Complex.

40    “Operational Expenses” is defined in subsection 10.2 of this Agreement.

41    “Option to Renew” is defined in section 6.1 of this Agreement.

42    “Other Leased Premises” means all premises within the Building, with the exception of the Leased Premises, that are, or are available to be, leased to tenants or prospective tenants, respectively.

43    “Parking Facilities” means the One Tower Center garage beneath the Building, containing approximately 1,240 parking spaces, which is provided during Regular Business Hours as Common Facilities.

44    “Person” includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a trust, an estate, an unincorporated group of persons and any group of persons.

45    “Property” means the parcel of land constituting a part of the One Tower Center condominium unit in the Tower Center South Condominium, as it may be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term, in accordance with the master deed, as it may be amended, of the Tower Center South Condominium. As the Property is presently constituted, it is more particularly described in Exhibit B attached hereto.

46    “Punchlist” shall mean a single written list prepared by the Architect at or about the date of achievement of Substantial Completion of the Tenant’s Buildout, setting forth those faults, defects and omissions in the Tenant’s Buildout, which are in the nature of minor or cosmetic faults, defects and omissions, contemporaneous notice of which list is given to the Landlord.

47    “Regular Business Hours” means 8:00 A.M. to 6:00 P.M., Monday through Friday, except on Legal Holidays.

48    “Re-Leasing Damages” is defined in subsection 23.3.

49    “Renewal Term” means, at the time of reference, any portion of the Term, other than the Initial Term, as to which the Tenant has properly exercised an Option to Renew.

50    “Rent” means Basic Rent and Additional Rent.

51    “Right to Lease Additional Space” is defined in section 44 of this Agreement.

6

52    “Security Deposit” is designated in section 29 of this Agreement.

53    “Substantial Completion” means that the Tenant’s Buildout shall have been substantially completed in accordance with the Tenant Plan, subject only to the completion or correction of Punchlist items.

54    “Substantial Completion Date” means the date that Substantial Completion of the Tenant’s Buildout shall have been achieved, adjusted to an earlier date to compensate the Landlord for the cumulative number of days of delay attributable to the Tenant Delay.

55    “Systems” means the building standard elevator, heating, ventilation and air conditioning, electrical, plumbing and fire alarm and suppression systems installed in the Building.

56    “Target Date” means, upon execution and delivery of this Agreement, the then estimated Commencement Date which is hereby established to be November 1, 2002.

57    “Taxes” means, in any calendar year, the aggregate amount of real property taxes, assessments and sewer rents, rates and charges, state and local taxes, transit taxes and every other governmental charge, whether general or special, ordinary or extraordinary (except corporate franchise taxes and taxes imposed on, or computed as a function of, net income or net profits from all sources and except taxes charged, assessed or levied exclusively on the Leased Premises or arising exclusively from the Tenant’s occupancy of the Leased Premises) charged, assessed or levied by any taxing authority with respect to the Property, the Building, the Common Facilities and any other improvements on the Property and an Allocable Share of Taxes with respect to other portions of the Tower Center Complex, less any refunds or rebates (net of expenses incurred in obtaining any such refunds or rebates) of Taxes actually received by the Landlord during such calendar year with respect to any period during the Term for the benefit of the Tenant, tenants of Other Leased Premises and the Landlord. If during the Term there shall be a change in the means or methods of taxing real property generally in effect at the beginning of the Term and another type of tax or method of taxation should be substituted in whole or in part for, or in lieu of, Taxes, the amounts calculated under such other types of tax or by such other methods of taxation shall also be deemed to be Taxes. Until such time as the actual amount of Taxes for any calendar year becomes known, the amount thereof shall be the Landlord’s estimate of Taxes for that calendar year.

58    “Tenant” means the person so designated at the beginning of this Agreement.

59    “Tenant Delay” means any period of delay encountered by the Landlord or its general contractor selected to perform the

7

Tenant’s Buildout in achieving Substantial Completion of the Tenant’s Buildout or the issuance of the Municipality’s building permits, that is attributable to the following:  (i) the failure of the Tenant to deliver the final Tenant Plan to the Landlord by the Tenant Plan Due Date; (ii) any changes made to the Tenant Plan after the Tenant Plan Due Date; (iii); any labor dispute or disharmonious labor relations with the Landlord’s general contractor, any of its subcontractors or any of their sub-subcontractors (of any tier) involving any direct contractor or other agent of the Tenant or any of its subcontractors or any of their sub-subcontractors (of any tier) when performing any preparation of the Initial Leased Premises; (iv) any work performed by or for the Tenant (other than the Tenant’s Buildout), or any delay in the commencement or performance or completion of any such work, which impedes the orderly coordination, sequence and progress of the Tenant’s Buildout; (v) any flaw or other deficiency in any work performed by any direct contractor of the Tenant or any of its subcontractors or their sub-subcontractors (of any tier); (vi) any failure of any direct contractor of the Tenant or any of its subcontractors or their sub-subcontractors (of any tier) to properly connect and interface with the Tenant’s Buildout including, without limiting the generality of, the foregoing, the installation of the Tenant’s telephone and computer cabling and equipment, partitions, furniture and fixtures and other installations not included in the Tenant’s Buildout; (vii) any design error or omission in the Tenant Plan; (viii) any delay in the Tenant’s Buildout encountered as a result of attempting to integrate work of the Tenant’s direct contractors with the Tenant’s Buildout; (ix) any suspension or stoppage of the Tenant’s Buildout at the request or instance of the Tenant or any of its agents; (x) the lack of completion or the lack of satisfactory completion of any work performed by any direct contractor of the Tenant or any of its subcontractors or their sub-subcontractors (of any tier) at any time when the Tenant’s Buildout (or any portion thereof) is ready for any inspection or test required by the Municipality regarding the Tenant’s Buildout; (xi) the existence of any long lead time items in the Tenant’s Buildout of which the Landlord or the Landlord’s architect shall have advised the Tenant or its construction manager in writing prior to the commencement of the construction of the Tenant’s Buildout and which the Tenant elects to retain in the Tenant’s Buildout; (xii) any delay in the issuance of the Municipality’s Certificate of Occupancy as a result of any alterations, improvements or other modifications made by or on behalf of the Tenant in the Leased Premises (which shall be limited to the installation of voice and data cabling and wiring) other than the Tenant’s Buildout; (xiii) the request by the Tenant for materials, finishes or installations other than Building Standard; (xiv) the failure of the Tenant to timely name a qualified general contractor for the purpose of including it among those invited to bid on the work called for by the Tenant Plan in accordance with section 5 of this Agreement; and (xv) any other delay caused by the Tenant or its design professionals, engineers, direct contractors, employees or other agents of which

8

the Landlord shall have advised the Tenant or its construction manager which is not cured at once.

60    “Tenant Electric Charges” means Electric Charges attributable to the Tenant’s use of electricity in the Leased Premises for purposes other than heating, ventilation and air conditioning provided to the Leased Premises by the Landlord in accordance with subsection 8.2.4 of this Agreement.

61    “Tenant Plan” means construction drawings and related construction specifications regarding the build-out of the Leased Premises (with any construction drawings in a reproducible diazo sepia mylar form) including, without limiting the generality of the foregoing, the information called for by the Work Letter, signed and sealed by a New Jersey-licensed architect, and also furnished on AutoCad, complying in all respects with all applicable building and fire codes and insurance underwriting standards in effect and, to the extent they are not inconsistent with this Agreement, with the Landlord’s tenant construction specifications in effect and in sufficient detail to permit the Municipality to issue any required building permits and to permit skilled contractors to supply and perform the work called for therein.

62    “Tenant Plan Due Date” means July 1, 2002.

63    “Tenant’s Buildout” means the work to be performed by the Landlord pursuant to this Agreement that is both called for by the Tenant Plan and the Landlord’s pricing notice contemplated by section 5 of this Agreement.

64    “Tenant’s Certificate” means Exhibit G attached hereto.

65    “Tenant’s Current Lease” means that certain Lease dated May 6, 1993, by and between Shav Associates, a New Jersey partnership, as Landlord, and Bio-Technology General Corporation, as Tenant, for leased premises located on the entire second floor of 70 Wood Avenue South, Iselin, New Jersey, as amended by First Amendment to Lease dated October 22, 1993, by Second Amendment to Lease dated January 3, 1995 and by Third Amendment to Lease dated February 21, 1996.

66    “Tenant’s Share” of any amount means 13.17% percent, until such time as there is any Additional Leased Premises, and thereon and thereafter the quotient, expressed as a percentage, obtained by dividing the gross rentable floor space of the Leased Premises at the time of reference by the gross rentable floor space of the Building.

67    “Term” means the Initial Term plus, at the time of reference, any Renewal Terms.

68    “Termination Damages” is defined in subsection 23.2 of this Agreement.

9

69    “Tower Center Complex” means the Tower Center South Condominium and the Tower Center North Condominium.

70    “Tower Center North Condominium” means the condominium units erected or being erected and known as the Upper Building Unit, the Lower Building Unit and the Public Purpose Unit, together with their respective grounds and common elements, if any, as they may be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term, as set forth in the recorded master deed, as it may be amended, of the Tower Center North Condominium.

71    “Tower Center South Condominium” means the condominium units erected or being erected and known as One Tower Center (together with the Property), Two Tower Center (together with its grounds) and the Hilton Hotel (together with its grounds), together with their common elements, if any, as they may be increased, decreased, modified, altered or otherwise changed from time to time before, during or after the Term, as set forth in the recorded master deed, as it may be amended, of the Tower Center South Condominium.

72    “Transaction Costs” means, in the context of any subletting of the Leased Premises or any portion thereof to a sublessee that is not an Affiliate of the Tenant, or in the context of any assignment of this Agreement to an assignee that is not an Affiliate of the Tenant, any of the following:  (a) a reasonable brokerage commission and advertising expenses; (b) reasonable third party legal expenses incurred in connection with the respective transaction; and (c) (i) reasonable amounts paid by the Tenant to or on behalf of an assignee or sublessee exclusively as an allowance for improvements made to the Leased Premises, (ii) rental concessions granted by the Tenant to an assignee or sublessee, or (iii) reasonable costs incurred by the Tenant for performing alterations, improvements and other modifications for an assignee or sublessee, for the purpose of inducing the sublessee or assignee to enter the subject transaction.

73    “Upper Building Unit” means the condominium unit in the Tower Center North Condominium parking facility which is known as the Upper Building Unit and which is more specifically described in the master deed, as it may be amended, of the Tower Center North Condominium.

10

EXHIBIT F

JANITORIAL SERVICES DESCRIPTION

LEASED PREMISES

Nightly:

1                                          Vacuum clean carpets and rugs.

2                                          Empty all wastepaper baskets.  Cleaners will not remove and/or clean tea or coffee cups or similar containers; also, if such liquids are spilled in wastebaskets, the wastebaskets will be emptied but not otherwise cleaned. Cartons or refuse in excess of that which can be placed in wastebaskets will not be removed.  Tenants are required to make arrangements with the building manager for the disposal of such unusual refuse, for which the Tenant may incur additional charges.

3                                          Remove waste paper and waste material to a designated area in the building.

4                                          Dust and wipe clean all desks, furniture, windowsills and chair rails.

5                                          Wash/clean all water fountains.

Monthly:

1                                          Do high dusting including all venetian blinds and pictures, frames and similar wall hangings not reached in nightly cleaning.

2                                          Dust exterior of all wall mounted lighting fixtures.

3                                          Dust any door louvers.

4                                          Wash and wax all resilient flooring in office area.

LAVATORIES:

Nightly:

1                                          Sweep and wash all flooring.

2                                          Wash and polish all mirrors, powder shelves, etc.

3                                          Wash both sides of all toilet seats.

4                                          Dust all partitions, tile walls, dispensers and receptacles.

1

5                                          Remove waste paper and refuse to designated area in the building.

6                                          Fill toilet tissue holders, soap dispensers and towel dispensers.

Monthly:

1                                          Machine scrub flooring.

2                                          Wash all partitions, tile walls and enamel surfaces.

3                                          Dust exterior of all wall mounted lighting fixtures.

4                                          Do all high dusting.

MAIN LOBBY, ELEVATORS AND CORRIDORS:

Nightly:

1                                          Vacuum entrance lobby and corridors.

2                                          Spot for stains.

3                                          Vacuum elevator floor.

4                                          Elevator cab to be wiped clean and polished.

DAY CUSTODIAN:

Daily:

1                                          Clean and sanitize lavatories.

2                                          Empty and clean paper towel and sanitary disposal receptacles and refill same.

3                                          Keep public areas in neat and orderly condition at all times.

4                                          Wash lobby entrance door windows in and out.

5                                          Keep parking lot area free of papers and general debris.

6                                          Custodian shall be available for special tasks and shall fix minor problems that arise in the building as assigned by Boston Properties management personnel, such as cleaning up spills, changing light tubes, etc.

SCHEDULE OF CLEANING SERVICES:

Day Custodian:

1                                          Day custodian services as listed herein, shall be performed five(5) days per week (Monday through Friday) except on Boston Properties Management’s legal Holiday Schedule.

2

2                                          Daily working hours:  7:30 a.m. –  4:00 p.m.

Night Cleaners:

1                                          All night cleaning service, as listed herein, shall be performed five(5) nights per week (Monday through Friday), except on Boston Properties Management’s legal Holiday Schedule.

3

EXHIBIT G

TENANT’S CERTIFICATE

SCV Partners

c/o Boston Properties

302 Carnegie Center

Princeton, New Jersey 08540

Re:   Lease dated May 6, 1993, by and between Shav Associates, a New Jersey partnership, as Landlord, and Bio-Technology General Corporation, as Tenant, for leased premises located on the entire second floor of 70 Wood Avenue South, Iselin, New Jersey, as amended by First Amendment to Lease dated October 22, 1993, by Second Amendment to Lease dated January 3, 1995 and by Third Amendment to Lease dated February 21, 1996.

Ladies and Gentlemen:

The undersigned, as Tenant, under the Lease, and as amended as set forth above hereby certifies that:

1.                                       the “Commencement Date” of the Lease is November 1993; and

2.                                       the current base rental payable pursuant to the terms of said Lease is $454,520.00 per annum ($37,876.66 per month); and further, the aggregate additional rental payable under sections 5.02, 5.05 and 15.01 pursuant to said Lease is currently equal to:                          per annum (            per month) (estimated); and

3.                                       said Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (except as set forth above), and neither party thereto is in default thereunder; and

4.                                       the Lease described above represents the entire agreement between the parties as to the leasing of the premises; and

5.                                       the “Expiration Date” of the Lease is October 31, 2003;

6.                                       Tenant has no options to extend or renew the term of the Lease, except as follows: two (2) five (5) year renewal terms, and the Tenant has neither requested an extension of the Term nor exercised any option to renew the Lease; and

1

7.                                       all conditions under said Lease to be performed by the Landlord have been satisfied; and

8.                                       on this date there are no existing defenses or offsets, claims or counterclaims which the undersigned has against the enforcement of said Lease by the Landlord. No event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under the Lease; and

9.                                       no rental has been paid in advance; and

10.                                 Tenant’s floor area is 23,098 rentable square feet; and

11.                                 the most recent payment of current basic rental was for the payment due on                          , 2002, and all basic rental and additional rental payable pursuant to the terms of the Lease have been paid up to said date; and

12.                                 Tenant has no option or right to expand the premises under the Lease, or terminate the Lease, except as set forth in the Lease; and

13.                                 All loans made to the Tenant by the Landlord have been paid off in full; and

14.                                 Attached is a true and complete copy of the Lease and all amendments thereto; and

15.                                 the undersigned represents and warrants that he or she is authorized to execute and deliver this  Certificate on behalf of Tenant.

IN WITNESS WHEREOF, this certificate has been duly executed and delivered by the undersigned this                day of                             , 2002.

Very truly yours,

Bio-Technology General Corp.

By:

Name:

Title:

2

AMENDMENT NO. 1 TO LEASE AND LEASE AGREEMENT

AMENDMENT NO. 1, dated as of October 18, 2002, between SCV PARTNERS, a New Jersey general partnership, with offices at c/o Boston Properties at 302 Carnegie Center, Princeton, New Jersey 08540 (the “Landlord”), and BIO-TECHNOLOGY GENERAL CORP., a Delaware corporation, with its principal office at 70 Wood Avenue South, Iselin, New Jersey 08830 (“Tenant”), to the LEASE AND LEASE AGREEMENT, dated as of June 11, 2002, between SCV Partners, a New Jersey general partnership, and Bio-Technology General Corp., a Delaware corporation (the “Lease”).

Background. Pursuant to the Lease, the Landlord is obligated to pay certain rental obligations of the Tenant under the Tenant’s Current Lease. The Landlord and the Tenant desire that in lieu of said Landlord’s obligations, the Landlord shall increase the amount of tenant improvement allowance available to the Tenant under the Lease. The purpose of this Amendment is to set forth the terms and conditions of the foregoing.

1  Certain terms and phrases (generally those whose first letters are capitalized) that are defined in the Lease shall retain their definitions set forth in the Lease, except to the extent they may be deleted or modified in this Amendment.

2  The Landlord and the Tenant hereby amend the Lease as follows, subject to all the terms and conditions set forth below:

2.1  Subsection 44.8 of the Lease is hereby amended by deleting it in its entirety and substituting the following therefor:

44.8  If (a)(i) no Event of Default shall have occurred or (ii) if an Event of Default shall have occurred, the Tenant shall have previously cured it in full or the Landlord shall have waived it, (b) if there shall not have been a History of Recurring Events of Default, and (c) the Tenant no longer occupies or uses any portion of the leased premises subject to the Tenant’s Current Lease to conduct the Tenant’s business within ten (10) days after the Commencement Date, the Landlord shall, subject to the terms and conditions set forth in this Agreement, increase the amount of $1,333,500.00 as set forth in subsection 44.1 of this Agreement, by the amount of Five Hundred Thirty Nine Thousand ($539,000.00) Dollars (“Additional TIA”).  The amount of $539,000.00 is calculated based upon the Tenant no longer occupying or using any portion of the leased premises subject to the Tenant’s Current Lease to conduct the Tenant’s business on or before November 11, 2002.  The Additional TIA

1

shall be subject to adjustment as follows:  (a) The Additional TIA shall be increased by the amount of One Thousand Four Hundred Sixty Seven ($1,467.00) Dollars for each day by which the date on which the Tenant no longer occupies or uses any portion of the leased premises subject to the Tenant’s Current Lease to conduct the Tenant’s business precedes November 1, 2002; and (b) The Additional TIA shall be decreased by the amount of One Thousand Four Hundred Sixty Seven ($1,467.00) Dollars for each day by which the date on which the Tenant no longer occupies or uses any portion of the leased premises subject to the Tenant’s Current Lease to conduct the Tenant’s business occurs later than November 11, 2002. The Additional TIA, as adjusted herein, shall be effective (i.e., shall be added to the amount of $1,333,500.00 as set forth in subsection 44.1 of this Agreement) upon the Tenant notifying the Landlord as to the date on which the Tenant no longer occupies or uses any portion of the leased premises subject to the Tenant’s Current Lease to conduct the Tenant’s business.

44.8.1  As consideration for the obligations of the Landlord under subsection 44.8 of this Agreement, the Tenant shall pay to the Landlord, fifty (50%) percent of the following amounts:

44.8.1.1  all rents and other consideration received from any sublessee, licensee or other occupant of the subject leased premises of the Tenant’s Current Lease, within ten (10) days after its receipt by the Tenant;

44.8.1.2  all amounts saved by the Tenant resulting from the termination of the Tenant’s Current Lease prior to its current scheduled expiration date of October 31, 2003, within ten (10) days after the effective date of such termination. The Tenant shall provide the Landlord with the calculations of such savings together with said payment; and

44.8.1.3  all amounts saved by the Tenant resulting from the re-negotiation of the terms of the Tenant’s Current Lease which are more favorable to the Tenant or resulting from the release of the Tenant by the landlord of the Tenant’s Current Lease from any other obligations of the Tenant to said landlord, within ten (10) days after the effective date of an amendment or other document containing such re-negotiated terms or release. The Tenant shall provide the Landlord with the calculations of such savings together with said payment; and

44.8.1.4  all amounts saved by the Tenant resulting from the assignment by the Tenant to a third party of

2

all the Tenant’s right, title and interest in and to the Tenant’s Current Lease, within ten (10) days after the effective date of such assignment. The Tenant shall provide the Landlord with the calculations of such savings together with said payment.

44.8.2  As a condition to the Landlord performing its obligations under this subsection 44.8, the Tenant shall execute and deliver to the Landlord, on the date on which the Tenant no longer occupies or uses any portion of the leased premises subject to the Tenant’s Current Lease to conduct the Tenant’s business, the Tenant’s Certificate dated as of such date, containing the terms and in the form of Exhibit G attached hereto. The Landlord may, at its option, confirm the date on which the Tenant no longer occupies or uses any portion of the leased premises subject to the Tenant’s Current Lease to conduct the Tenant’s business by conducting an inspection of said leased premises.  Within one (1) business day after the Landlord requests, the Tenant shall provide to the Landlord access to said leased premises for the purpose of such inspection.

2.2  Paragraph 8 of Exhibit G to the Lease is hereby amended by deleting it in its entirety and substituting the following therefor:

“8.           on this date there are no existing defenses or offsets, claims or counterclaims which the undersigned has against the enforcement of said Lease by the Landlord. No event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a monetary default under the Lease; and”

3  As amended by this Amendment, the Lease continues in full force and effect as the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this

3

Amendment to be executed as of the date first above written.

LANDLORD:

SCV Partners

By:	Boston Properties Limited Partnership, a general partner

By:		Boston Properties, Inc., its general partner

	By:	/s/ Mitchell Landis,
Mitchell Landis,
Senior Vice President

By:	Boston Properties, L.L.C., a general partner

By:	Boston Properties Limited Partnership, its managing member

	By:	Boston Properties, Inc., its general partner

	By:	/s/ Mitchell Landis,
Mitchell Landis,
Senior Vice President

TENANT:

Bio-Technology General Corp.

By:	/s/ Robert M. Shaw

Name:	Robert M. Shaw

Title:	Senior Vice President, General Counsel and Secretary

4